Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-170296
PROSPECTUS
TITAN INTERNATIONAL, INC.

Offer to Exchange $200,000,000 of 7.875% Senior Secured Notes due 2017

We are offering to exchange, on the terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal, 7.875% Senior Secured Notes due 2017 that we will register under the Securities Act of 1933, as amended (the “Securities Act”), for all of our outstanding unregistered 7.875% Senior Secured Notes due 2017. We refer to these registered notes as the “exchange notes” and all outstanding unregistered 7.875% Senior Notes due 2017 as the “outstanding notes.” We refer to the exchange notes and the outstanding notes collectively as the “notes.”

We are offering the exchange notes in order to satisfy our obligations under the exchange and registration rights agreement entered into in connection with the private placement of the outstanding notes. In the exchange offer, we will exchange an equal principal amount of exchange notes that are freely tradable for all outstanding notes that are validly tendered and not validly withdrawn. The exchange offer expires at 5:00 p.m., Eastern time, on August 4, 2011, unless extended. You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer. We will accept for exchange any and all outstanding notes validly tendered and not withdrawn prior to the expiration of the exchange offer.

The exchange offer is subject to the conditions discussed under “The Exchange Offer — Conditions to the Exchange Offer,” including, among other things, the effectiveness of the registration statement of which this prospectus forms a part.

The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. We will not receive any proceeds from the exchange offer.

The outstanding notes are, and the exchange notes will be, secured by first priority liens, subject to permitted liens, on the collateral, which consists of our fee title, right and interest in and to the real estate on and buildings in which our manufacturing facilities are located, in Des Moines, Iowa; Freeport, Illinois; Quincy, Illinois; and Bryan, Ohio. The exchange notes will be guaranteed by certain of our subsidiaries that own the interest in such collateral.

The exchange notes are being issued under the indenture under which we previously issued the outstanding notes and the terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding notes do not apply to the exchange notes.

The exchange notes will not be listed on any national securities exchange. Currently, there is no public market for the outstanding notes. As of the date of this prospectus, $200 million in aggregate principal amount of outstanding notes are outstanding.

See “Risk Factors” on page 12 of this prospectus for a discussion of risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives exchange notes for its own account pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. Please read “Plan of Distribution.”

The date of this prospectus is July 7, 2011

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Information incorporated by reference is available without charge to holders of our 7.875% Senior Secured Notes due 2017 upon written or oral request to us at Titan International, Inc., 2701 Spruce Street, Quincy, Illinois 62301, Attention: Investor Relations, or by telephone at (217) 228-6011. To obtain timely delivery, holders of the notes must request the information no later than five business days before the date they must make their investment decision, or August 4, 2011, the present expiration date of the exchange offer, and deliver proper instructions prior to the expiration date of the exchange offer.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the exchange agent has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to exchange these securities in any jurisdiction where the offer or exchange is not permitted. To the best of our knowledge, the information in this prospectus is materially accurate on the date appearing on the front cover of this prospectus. You should assume that the information in this prospectus is materially accurate as of the date appearing on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

MARKET AND INDUSTRY DATA

This prospectus and the documents incorporated by reference into this prospectus contain information with respect to industry conditions, market share and other statistical data from third-party sources or based upon our estimates using such sources when available. While we are not aware of any material misstatements regarding any industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to changes based on various factors, including those discussed under “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 incorporated herein by reference.

INCORPORATION BY REFERENCE AND ADDITIONAL INFORMATION

The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents the Company files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at l-888-SEC-0330 for further information on the public reference room. The Company’s SEC filings are also available to the public from the SEC’s website at www.sec.gov or through the Company’s website at www.titan-intl.com. The Company has not incorporated by reference into this prospectus the information included on or linked from its website, and you should not consider it to be part of this prospectus.

The Company has filed the following documents with the SEC, and these documents are incorporated in this prospectus by reference:

•	The information found in Titan’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Form 10-K”);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•	Titan’s current reports on Form 8-K filed on March 23, 2011; April 1, 2011, as amended by Amendment No. 1 thereto filed June 10, 2011; May 13, 2011 and May 19, 2011; and

•	Proxy Statement filed on March 28, 2011.

All documents that the Company files with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus and prior to termination of the exchange offer will be incorporated by reference and be a part of this prospectus from their respective filing dates (excluding any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K). Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings at no cost, by writing or telephoning Titan International, Inc. at 2701 Spruce Street, Quincy, IL 62301, Attention: Investor Relations; telephone: (217) 228-6011. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in the filings.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements may he made directly in this prospectus or maybe incorporated into this prospectus by reference to other documents. You can identify these forward-looking statements by use of words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts.

These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed in such statements and no assurance can be given that the results in any forward-looking statement will be achieved. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements in this prospectus.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying important risk factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by the Company; any such statement is qualified by reference to the following cautionary statements. These factors include those appearing under the heading “Risk Factors” in this prospectus and the factors discussed under the heading “Risk Factors” in the 2010 Form 10-K, the factors discussed below and any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statements. You should understand that it is not possible to predictor identify all risk factors. Consequently, you should not consider the following to be a complete discussion of all potential risks or uncertainties. Any forward-looking statement speaks only as of the date on which it is made, and the Company disclaims any obligation to subsequently update or revise any forward-looking statement to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events. Some of the factors that the Company believes could affect the Company’s results include:

•	The Company operates in cyclical industries and, is subject to numerous changes in the economy.

•	The Company’s debt and related interest expense may limit Titan’s financial and operating flexibility.

•	The Company has incurred, and may incur in the future, net losses.

•	The Company is exposed to price fluctuations of key commodities, which are primarily steel and rubber.

•	The Company relies on a limited number of suppliers.

•	Fluctuations in energy and transportation costs may affect Titan’s operating costs and the demand for the Company’s products.

•	The Company’s revenues are seasonal in nature due to Titan’s dependence on seasonal industries.

•	The Company may be adversely affected by changes in government regulations and policies.

•	The Company’s revolving credit facility and debt obligations contain covenants.

•	The Company is subject to risks associated with climate change and climate change regulations.

•	The Company is subject to corporate governance requirements, and costs related to compliance with, or failure to comply with, existing and future requirements could adversely affect Titan’s business.

•	The Company’s customer base is relatively concentrated with Titan’s ten largest customers historically accounting for approximately 50% of sales.

•	The Company faces substantial competition from domestic and international companies.

•	The Company’s business could be negatively impacted if Titan fails to maintain satisfactory labor relations.

•	Unfavorable outcomes of legal proceedings could adversely affect the Company’s financial condition and results of operations.

•	Acquisitions may require significant resources and/or result in significant unanticipated losses, costs or liabilities.

•	The letter of intent with The Goodyear Tire & Rubber Company may not result in the execution of definitive agreements and the acquisition may not be consummated.

•	The Company may be subject to product liability and warranty claims.

•	The Company is subject to risks associated with environmental laws and regulations.

•	The effect of a recession on the Company and its customers and suppliers.

•	The Company may be adversely affected by changes in the Company’s end-user markets as a result of world economic or regulatory influences.

•	The Company’s business could be negatively impacted by changes in the marketplace, including new products and pricing changes by the Company’s competitors.

•	The Company has export sales and purchases raw material from foreign suppliers.

•	The Company may not be able to secure financing at reasonable terms.

The Company cautions you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

PROSPECTUS SUMMARY

The following summary contains basic information about this offering. It does not contain all of the information that is important to you. For a more complete understanding of this offering, you should carefully read the entire prospectus, including the section entitled “Risk Factors,” along with the financial data and related notes and the other documents that we incorporate by reference in this prospectus. Except as otherwise indicated or otherwise required by the context, references in this prospectus to “we,” “us,” “our,” “Titan,” the “Company” or the “Issuer” refer to the combined business of Titan International, Inc. and its subsidiaries.

Our Company

Introduction

Titan International, Inc. and its subsidiaries hold the unique position of manufacturing both wheels and tires for its target markets. As a leading manufacturer in the off-highway industry, Titan produces a broad range of specialty products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction and consumer markets. Titan’s earthmoving/construction market includes wheels and tires supplied to the U.S. government, while the consumer market includes products for all-terrain vehicles (ATVs) and recreational/utility trailers.

As one of the few companies dedicated to off-highway wheel and tire products, Titan’s engineering and manufacturing resources are focused on designing quality products that address the real-life concerns of our end users. Titan’s team of experienced engineers continually work on new and improved products that evolve with today’s applications for the off-highway wheel and tire markets.

Agricultural Market

Titan’s agricultural rims, wheels and tires are manufactured for use on various agricultural and forestry equipment, including tractors, combines, skidders, plows, planters and irrigation equipment, and are sold directly to OEMs and to the aftermarket through independent distributors, equipment dealers and Titan’s own distribution centers. The wheels and rims range in diameter from 9 to 54 inches with the 54-inch diameter being the largest agricultural wheel manufactured in North America. Basic configurations are combined with distinct variations (such as different centers and a wide range of material thickness) allowing the Company to offer a broad line of product models to meet customer specifications. Titan’s agricultural tires range from approximately 1 foot to approximately 7 feet in outside diameter and from 5 to 44 inches in width. The Company offers the added value of delivering a complete wheel and tire assembly to customers.

Earthmoving/Construction Market

The Company manufactures rims, wheels and tires for various types of OTR earthmoving, mining, military and construction equipment, including skid steers, aerial lifts, cranes, graders and levelers, scrapers, self-propelled shovel loaders, articulated dump trucks, load transporters, haul trucks and backhoe loaders. The earthmoving/construction market is often referred to as OTR, an acronym for off-the-road. The Company provides OEM and aftermarket customers with a broad range of earthmoving/construction wheels ranging in diameter from 20 to 63 inches and in weight from 125 pounds to 7,000 pounds. The 63-inch diameter wheel is the largest manufactured in North America for the earthmoving/construction market. Titan’s earthmoving/construction tires range from approximately 3 feet to approximately 13 feet in outside diameter and in weight from 50 pounds to 12,500 pounds. The Company offers the added value of wheel and tire assembly for certain applications in the earthmoving/construction market.

Consumer Market

Titan builds a variety of products for ATVs, turf, golf car and trailer applications. Consumer wheels and rims range from 8 to 16 inches in diameter. Titan produces a variety of tires for the consumer market. ATV tires using the new stripwinding manufacturing process, which improves tread durability, have been introduced to the marketplace. Titan’s sales in the consumer market include sales to Goodyear, which include an off-take/mixing agreement. This agreement includes mixed stock, which is a prepared rubber compound used in tire production. For the domestic boat, recreational and utility trailer markets, the Company provides wheels and tires and assembles brakes, actuators and components. The Company also offers the value-added service of a wheel and tire assembly for the consumer market.

Additional Information

Our corporate offices are located at 2701 Spruce Street, Quincy, Illinois 62301. Our telephone number is (217) 228-6011 and our website address is www.titan-intl.com. The information on or accessible through our website is not a part of this prospectus.

Recent Developments

In the first quarter of 2011, the Company satisfied and discharged the indenture relating to its 8% Senior Unsecured Notes due January 2012 by depositing with the trustee $1.1 million cash representing the outstanding principal of such notes and interest payments due on July 15, 2011, and at maturity on January 15, 2012. The Company irrevocably instructed the trustee to apply the deposited money toward the interest and principal of the notes.

On April 1, 2011, Titan Tire Corporation, a subsidiary of the Company, closed on its acquisition of The Goodyear Tire & Rubber Company’s Latin American farm tire business for approximately $98.6 million U.S. dollars, subject to post-closing conditions and adjustments, for the Latin American business. The transaction includes Goodyear’s Sao Paulo, Brazil manufacturing plant, property, equipment and inventories and a licensing agreement that will allow the Company to sell Goodyear-brand farm tires in Latin America and North America. The Company funded the acquisition with cash on hand.

The historical financial statements for the Goodyear Tire & Rubber Company’s Latin American farm tire business are included as Appendices A and B and pro financial information for the Company giving effect to the acquisition of the Goodyear Tire & Rubber Company’s Latin American farm tire business is included as Appendix C.

The Exchange Offer

On October 1 2010, we completed a private placement of the unregistered outstanding notes. In connection with that issuance, we entered into an exchange and registration rights agreement in which we agreed, among other things, to deliver this prospectus to you and to use our commercially reasonable efforts to complete the exchange offer. The following is a summary of the exchange offer. See “The Exchange Offer” on page    for a full description of the terms of the exchange offer.

Outstanding Notes	Our 7.875% Senior Secured Notes due 2017, which were issued on October 1, 2010.

Exchange Notes	Our 7.875% Senior Secured Notes due 2017. The terms of the exchange notes are identical to the terms of the outstanding notes, except that the transfer restrictions, the registration rights and provisions for additional interest relating to the outstanding notes do not apply to the exchange notes.

The Exchange Offer	We are offering to exchange up to $200.0 million aggregate principal amount of our exchange notes, which will be registered under the Securities Act, for up to $200.0 million aggregate principal amount of our outstanding notes, on the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, which we refer to as the “exchange offer.” You may tender outstanding notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The outstanding notes we are offering to exchange hereby were issued under an indenture dated as of October 1, 2010.

Resale of Exchange Notes	Based on interpretations of the SEC staff in no-action letters issued to third parties, we believe that you may resell and transfer the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes without compliance with the registration and prospectus delivery provisions of the Securities Act if:

• you are acquiring the exchange notes in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act;

• you are not an affiliate of ours, as such term is defined in Rule 405 under the Securities Act; and

• you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes.

If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes, unless an exemption therefrom is applicable to you.

Broker-dealers that acquired the outstanding notes directly from us, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that it acquired as a result of market-making or other trading activities must deliver a prospectus in connection with any resale of the exchange notes and provide us with a signed acknowledgement of this obligation.

Consequence If You Do Not Exchange Your Outstanding Notes	Outstanding notes that are not tendered in the exchange offer or that are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell the outstanding notes unless:

• an exemption from the registration requirements of the Securities Act is available to you;

• we register the resale of outstanding notes under the Securities Act; or

• the transaction requires neither an exemption from nor registration under the requirements of the Securities Act.

After the completion of the exchange offer, we will no longer have an obligation to register the outstanding notes, except in limited circumstances.

Expiration Date	The exchange offer will expire at 5:00 p.m., Eastern time, on August 4, 2011, unless we decide to extend it.

Conditions to the Exchange Offer	The exchange and registration rights agreement we entered into in connection with the issuance of the outstanding notes does not require us to accept outstanding notes for exchange if the exchange offer or the making of any exchange by a holder of the outstanding notes would not be permissible under applicable law or SEC policy. The exchange offer is also conditioned upon the effectiveness of this registration statement and certain other customary conditions, as discussed in “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must deliver to the exchange agent:

• either a completed and signed letter of transmittal or, for outstanding notes tendered electronically, an agent’s message from The Depository Trust Company, or DTC, stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;

• your outstanding notes, either by tendering them in certificated form or by timely confirmation of book-entry transfer through DTC; and

• all other documents required by the letter of transmittal.

These actions must be completed before the expiration of the exchange offer. If you hold outstanding notes through DTC, you must comply with its standard for electronic tenders, by which you will agree to be bound by the letter of transmittal.

There is no procedure for guaranteed late delivery of the outstanding notes.

By signing, or by agreeing to be bound by, the letter of transmittal, you will be representing to us that:

• you will be acquiring the exchange notes in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act;

• you are not an affiliate of ours, as such term is defined in Rule 405 under the Securities Act; and

• if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes.

See “The Exchange Offer — Terms of the Exchange” and “The Exchange Offer — Procedures for Tendering.”

Special Procedures for Beneficial Holders	If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct such person to tender on your behalf. If you wish to tender your outstanding notes in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either arrange to have the outstanding notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on August 4, 2011, the expiration date. To withdraw, you must send a written or facsimile transmission of your notice of withdrawal to the exchange agent at the address set forth in this prospectus under “The Exchange Offer — Exchange Agent” prior to the expiration of the exchange offer. A notice of withdrawal may also be made by electronic transmission through DTC’s Automated Tender Offer Program. See “The Exchange Offer — Withdrawal Rights.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	If you fulfill all conditions required for proper acceptance of outstanding notes we will accept any and all outstanding notes that you validly tender in the exchange offer before 5:00 p.m., Eastern time, on the expiration date of the exchange offer. We will return any outstanding note that we do not accept for exchange, without expense, promptly after the expiration date. We will deliver the exchange notes promptly after the expiration date and acceptance of the outstanding notes for exchange. Please read “The Exchange Offer — Terms of the Exchange Offer.”

Regulatory Approvals	Other than pursuant to the federal securities laws, there are no federal or state regulatory requirements that we must comply with, or approvals that we must obtain, in connection with the exchange offer.

Appraisal Rights	You will not have dissenters’ rights or appraisal rights in connection with the exchange offer. See “The Exchange Offer — Appraisal Rights.”

U.S. Federal Income Tax Considerations	The exchange of exchange notes for outstanding notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Material United States Federal Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange or the issuance of exchange notes in connection with the exchange offer.

Fees and Expenses	We will pay all of our expenses related to the exchange offer.

Accounting Treatment	We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Exchange Agent	We have appointed U.S. Bank National Association as exchange agent for the exchange offer. The address, telephone number and facsimile number of the exchange agent are set forth below under “The Exchange Offer — Exchange Agent.”

The Exchange Notes

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that:

•	the exchange notes will be registered under the Securities Act and will therefore not bear legends restricting their transfer; and

•	specified rights under the exchange and registration rights agreement we entered into in connection with the issuance of the outstanding notes, including provisions providing for registration rights and the payment of additional interest in specified circumstances, will be limited or eliminated.

The exchange notes will evidence the same indebtedness as the outstanding notes for which they will be exchanged and will rank equally with the outstanding notes. The same indenture will govern both the outstanding notes and the exchange notes. Unless the context otherwise requires, when we refer to the outstanding notes, we also refer to the guarantees associated with the outstanding notes, and when we refer to the exchange notes, we also refer to the guarantees associated with the exchange notes.

The following is a brief summary of the material terms of the exchange notes. For a more complete description of the terms of the exchange notes, please read “Description of Notes” below.

Issuer	Titan International, Inc.

Notes Offered	$200,000,000 aggregate principal amount of 7.875% Senior Secured Notes due 2017.

Maturity Date	October 1, 2017.

Interest	7.875% per annum, payable semiannually on April 1 and October 1 of each year, commencing on April 1, 2011.

Guarantees	The exchange notes will be guaranteed by certain of our subsidiaries that own any interest in the collateral. See “Description of Notes — Note Guarantees.”

Security; Collateral	The exchange notes and the guarantee of any guarantor, to the extent of the collateral owned by such guarantor, will be secured by first-priority liens, subject to permitted liens, on the collateral, which consists of our fee title, right and interest in and to the real estate on and buildings in which our manufacturing facilities are located, in Des Moines, Iowa; Freeport, Illinois; Quincy, Illinois; and Bryan, Ohio. See “Description of Notes — Collateral”.

Ranking	The exchange notes will be:

• secured by first-priority liens on the collateral, subject to certain exceptions and permitted liens;

• senior in right of payment to all of our existing and future indebtedness that is subordinated in right of payment to the exchange notes, if any;

• effectively senior to all of our obligations under any existing or future unsecured indebtedness to the extent of the value of the collateral;

• guaranteed by the guarantors; and

• effectively subordinated to all of the existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the exchange notes.

The guarantees will be:

• general unsecured obligations of our guarantors, except to the extent of the collateral owned by such guarantors;

• pari passu in right of payment with all existing and future unsecured senior indebtedness of our guarantors, except to the extent of the collateral owned by such guarantor;

• senior in right of payment to our guarantors’ existing and future subordinated indebtedness, if any; and

• effectively subordinated to all existing and future secured indebtedness of our guarantors secured by assets (other than the collateral) up to the value of such assets securing such indebtedness.

See “Risk Factors — The exchange notes will be effectively subordinated to the existing and future liabilities of our subsidiaries that do not guarantee the exchange notes, and the guarantees will be unsecured, except to the extent of the Collateral owned by the guarantors.”

Optional Redemption	We may redeem the exchange notes, in whole or in part, at any time on or after October 1, 2013 at the redemption prices described under “Description Notes — Optional Redemption,” plus accrued and unpaid interest, if any.

Redemption with Certain Equity Proceeds	We may redeem up to 35% of the aggregate principal amount of the exchange notes using net proceeds from certain equity offerings completed prior to October 1, 2013.

Make-Whole Redemption	We may redeem the exchange notes at any time, in whole or in part, by paying a redemption price equal to the sum of:

(1) 100% of the principal amount of the exchange notes to be redeemed, plus

(2) the Applicable Premium for the exchange notes (as defined in “Description of Notes”), plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Mandatory Offer to Repurchase	If we experience a change of control (as defined in the indenture governing the exchange notes), we will be required to make an offer to repurchase the exchange notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, unless a third party makes a change of control offer (as defined in the indenture governing the exchange notes) in the manner, at the times and otherwise in compliance with the requirements of the indenture governing the exchange notes and purchases all exchange notes properly tendered and not withdrawn under the change of control offer. There is no assurance we will have adequate funds for such an offer. See “Description of Notes — Repurchase at the Option of Holders — Change of Control”.

Certain Covenants	The indenture governing the exchange notes contains certain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur, assume or guarantee additional indebtedness or issue preferred stock;

• pay dividends or make other equity distributions to our shareholders;

• purchase or redeem our capital stock;

• make certain investments;

• create liens;

• create or permit to exist restrictions on our ability or the ability of our restricted subsidiaries to make certain payments or distributions;

• sell or otherwise dispose of assets;

• engage in sale and leaseback transactions;

• engage in transactions with our affiliates; and

• merge or consolidate with another entity or transfer all or substantially all of our assets.

All of these restrictive covenants are subject to a number of important exceptions and qualifications. See “Description of Notes — Certain Covenants”.

Form of the Exchange Notes	The exchange notes will be represented by one or more permanent global securities in registered form deposited with U.S. Bank National Association, as custodian, for the benefit of The Depository Trust Company. You will not receive notes in registered form, unless one of the events set forth under the heading “Description of the Notes — Book-Entry, Delivery and Form” occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these interests will be effected only through, records maintained in book-entry form by The Depository Trust Company with respect to its participants.

Absence of a Public Market for the Exchange Notes	There has been no public market for the outstanding notes, and no active market for the exchange notes is currently anticipated. We do not intend to apply for a listing of the exchange notes on any securities exchange or inclusion in any automated quotation system. We cannot make any assurances regarding the liquidity of the market for the exchange notes, the ability of holders to sell their exchange notes or the price at which holders may sell their exchange notes. See “Plan of Distribution.”

Use of Proceeds	We will not receive any proceeds from the exchange offer. For a description of the use of proceeds from the offering of the outstanding notes, see “Use of Proceeds.”

Trustee	U.S. Bank National Association is serving as the trustee and collateral trustee under the Indenture.

Selected Consolidated Financial Data

Set forth below is our selected historical consolidated financial data for each of the three-month periods ended March 31, 2011 and 2010 and for each of the five years in the period ended December 31, 2010. The selected financial data as of March 31, 2011 and for the three-month periods ended March 31, 2011 and 2010 is derived from unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended March 31, 2011, which is incorporated by reference in this prospectus. The selected financial data for each of the five years in the period ended December 31, 2010 is derived from audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in this prospectus. The selected historical financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the notes thereto, each of which is incorporated by reference in this prospectus from our 2010 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the period ended March 31, 2011. The historical results presented are not necessarily indicative of future results.

						Three Months Ended
	Year Ended December 31,					March 31,
	2006	2007	2008	2009	2010	2010	2011
						(Unaudited)
	(Amounts in thousands, except earnings per share data and financial ratios)

Statement of Operations Data:
Net sales	$679,454	$837,021	$1,036,700	$727,599	$881,591	$196,448	$280,829
Cost of sales	606,676	752,890	896,986	671,634	767,662	170,361	224,557

Gross profit	72,778	84,131	139,714	55,965	113,929	26,087	56,272
Selling, general and administrative expenses	44,445	51,449	53,661	46,734	57,565	11,809	25,293
Research and development expenses	1,321	1,689	3,490	8,850	6,317	2,027	1,183
Royalty expense	5,001	6,155	9,242	7,573	9,263	2,121	2,917
Noncash goodwill impairment charge	0	0	0	11,702	0	0	0

Income (loss) from operations	22,011	24,838	73,321	(18,894)	40,784	10,130	26,879
Interest expense	(17,001)	(18,710)	(15,122)	(16,246)	(26,667)	(7,056)	(6,280)
Noncash Titan Europe Plc charge	0	0	(37,698)	0	0	0	0
Noncash convertible debt conversion charge	0	(13,376)	0	0	0	0	(16,135)
Gain (loss) on note repurchase	0	0	0	1,398	(14,573)	0	0
Other income	3,564	3,364	2,509	1,740	1,105	333	193

Income (loss) before income taxes	8,574	(3,884)	23,010	(32,002)	649	3,407	4,657
Income tax provision (benefit)	3,430	3,363	9,673	(7,357)	291	1,329	7,693

Net income (loss)	$5,144	$(7,247)	$13,337	$(24,645)	$358	$2,078	$(3,036)

Per Share Data:
Earnings (loss) per common share:
Basic	$.21	$(.23)	$.39	$(.71)	$.01	$.06	$(.07)
Diluted	.21	(.23)	.38	(.71)	.01	.06	(.07)
Dividends declared	.016	.016	.018	.020	.020	.005	.005
Balance Sheet Data (at period end):
Cash and cash equivalents	$33,412	$58,325	$61,658	$229,182	$239,500	$215,215	$230,048
Working capital	247,009	239,985	232,564	375,144	395,587	384,409	422,841
Current assets	309,933	327,765	369,199	445,216	487,940	481,126	533,574
Total assets	585,126	590,495	654,782	736,463	787,470	765,228	824,970
Long-term debt	291,266	200,000	200,000	366,300	373,564	366,300	312,881
Stockholders’ equity	187,177	272,522	279,188	261,953	278,315	263,635	350,857

Ratio of Earnings to Fixed Charges

We have computed our ratio of earnings to fixed charges for each of our fiscal years ended December 31, 2010, 2009, 2008, 2007 and 2006 and for the three months ended March 31, 2010 and 2011. The computation of earnings to fixed charges is set forth on Exhibit 12.1 to the registration statement of which this prospectus forms a part.

Ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges from operations for the periods indicated. For purposes of calculating the ratio of earnings to fixed charges, (a) earnings represents pre-tax income from continuing operations plus fixed charges and (b) fixed charges represents interest expensed and capitalized, amortization of financing costs.

You should read the ratio information below in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2010, and Quarterly Report on Form 10-Q for the period ended March 31, 2011, which are incorporated by reference in this prospectus.

						Three Months
						Ended
	Year Ended December 31,					March 31
	2006	2007	2008	2009	2010	2010	2011

Ratio of earnings to fixed charges	1.48	n/a	2.05	n/a	1.05	1.49	1.76
Earnings deficiency	$—	$4,276	$—	$33,501	$—	$—	$—

For the years ended December 31, 2007 and 2009, earnings were inadequate to cover fixed charges and the dollar amount of coverage deficiency is disclosed in the above table, in thousands.

RISK FACTORS

The exchange notes, like the outstanding notes, entail risk. In deciding whether to participate in the exchange offer, you should consider the risks associated with the nature of our industry, the nature of our business and the risk factors relating to the exchange offer in addition to the other information contained in this prospectus. You should carefully consider the following factors before making a decision to exchange your outstanding notes for exchange notes. Any of the following risks and the risks described in the 2010 Form 10-K, may also materially and adversely affect the Company’s business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risk Related to the Company’s Operations

The Company’s revolving credit facility and its other debt obligations contain covenants.

The Company’s revolving credit facility contains various covenants and restrictions. These covenants and restrictions could limit the Company’s ability to respond to market conditions, to provide for unanticipated capital investments, to raise additional debt or equity capital, to pay dividends or to take advantage of business opportunities, including future acquisitions. The failure to meet these covenants could result in the Company ultimately being in default. The Company’s ability to comply with the covenants may be affected by events beyond the Company’s control, including prevailing economic, financial and industry conditions.

The Company operates in cyclical industries and is subject to numerous changes in the economy.

The Company’s sales are substantially dependent on three major industries: agricultural equipment, earthmoving/construction equipment and consumer products. The business activity levels in these industries are subject to specific industry and general economic cycles. Accordingly, any downturn in these industries or general economy could materially adversely affect the Company’s business.

The agricultural equipment industry is affected by crop prices, farm income and farmland values, weather, export markets and government policies. The earthmoving/construction industry is affected by the levels of government and private construction spending and replacement demand. The consumer products industry is affected by consumer disposable income, weather, competitive pricing, energy prices and consumer attitudes. In addition, the performance of these industries is sensitive to interest rate changes and varies with the overall level of economic activity.

The Company’s customer base is relatively concentrated.

The Company’s ten largest customers, which are primarily original equipment manufacturers (“OEMs”), accounted for approximately 58% of the Company’s net sales for 2010. Net sales to Deere & Company and CNH Global N.V. represented 26% and 15%, respectively, of total 2010 net sales. No other customer accounted for more than 10% of the Company’s net sales in 2010 and 2009. As a result, the Company’s business could be adversely affected if one of the Company’s larger customers reduces its purchases from the Company due to work stoppages or slow-downs, financial difficulties, as a result of termination provisions, competitive pricing or other reasons. There is also continuing pressure from the OEMs to reduce costs, including the cost of products and services purchased from outside suppliers such as the Company. Although the Company has had long-term relationships with the Company’s major customers and expect that the Company will be able to continue these relationships, there can be no assurance that the Company will be able to maintain such ongoing relationships. Any failure to maintain the Company’s relationship with a leading customer could have an adverse effect on results of operations of the Company.

The Company faces substantial competition from international and domestic companies.

The Company competes with several international and domestic competitors, some of which are larger and have greater financial and marketing resources than the Company. The Company competes primarily on the basis of price, quality, customer service, design capability and delivery time. The Company’s ability to compete with international competitors may be adversely affected by currency fluctuations. In addition, certain of the Company’s

OEM customers could, under certain circumstances, elect to manufacture certain of the Company’s products to meet their own requirements or to otherwise compete with the Company. There can be no assurance that the Company’s businesses will not be adversely affected by increased competition in the markets in which the Company operates or that competitors of the Company will not develop products that are more effective or less expensive than the Company’s products or which could render certain of the Company’s products less competitive. From time to time certain competitors of the Company have reduced their prices in particular product categories, which has caused the Company to reduce its prices. There can be no assurance that in the future the Company’s competitors will not further reduce prices or that any such reductions would not have a material adverse effect on the business of the Company.

Acquisitions may require significant resources and/or result in significant unanticipated losses, costs or liabilities.

Any future acquisitions will depend on the Company’s ability to identify suitable acquisition candidates, to negotiate acceptable terms for their acquisition and to finance those acquisitions. The Company will also face competition for suitable acquisition candidates that may increase its costs. In addition, acquisitions require significant managerial attention, which may be diverted from the Company’s other operations. Furthermore, acquisitions of businesses or facilities entail a number of additional risks, including:

•	problems with effective integration of operations;

•	the inability to maintain key pre-acquisition customer, supplier and employee relationships;

•	the potential that expected benefits or synergies are not realized and operating costs increase; and

•	exposure to unanticipated liabilities.

Many of these risks would be accentuated if the Company acquires businesses overseas due to the operations, employees and customers being largely located outside of the United States. In December 2010, Titan signed a definitive agreement with The Goodyear Tire & Rubber Company to purchase certain farm tire assets in Latin America. That transaction closed on April 1, 2011. In December 2010, Titan also signed an agreement with Goodyear related to Titan’s purchase of certain other farm tire assets, including the Goodyear Dunlop Tires France (GDTF) Amiens North factory. Under this agreement, Goodyear may exercise a put option following completion of a social plan related to its previously announced discontinuation of consumer tire production at its Amiens North, France manufacturing plant and required consultation with the local Works Council. Upon completion of these actions, as well as customary closing conditions and regulatory approvals, Titan would acquire the Amiens North plant, property, equipment and inventories. At this time, the social plan and consultation processes continue. There is no assurance that the conditions precedent to Goodyear’s exercise of the put option will be satisfied or that the acquisition will be consummated.

Subject to the terms of the Company’s indebtedness, the Company may finance future acquisitions with cash from operations, additional indebtedness and/or by issuing additional equity securities. These commitments may impair the operation of the Company’s businesses. In addition, the Company could face financial risks associated with incurring additional indebtedness such as reducing the Company’s liquidity and access to financing markets and increasing the amount of cash flow required to service such indebtedness.

The Company could be negatively impacted if the Company fails to maintain satisfactory labor relations.

At December 31, 2010, approximately 18% of Titan employees in the United States were covered by a collective bargaining agreement. This 18% is comprised of employees at the Des Moines, Iowa facility, who in December 2010 ratified a collective bargaining agreement which expires in November 2012. Upon the expiration of any of the collective bargaining agreements, however, Titan may be unable to negotiate new collective bargaining agreements on terms that are cost effective to the Company. The business operations may be affected as a result of labor disputes or difficulties and delays in the process of renegotiating collective bargaining agreements.

The labor agreements for the Company’s Bryan, Ohio and Freeport, Illinois, facilities expired on November 19, 2010, for the employees covered by their respective collective bargaining agreements, which account for approximately 30% of Titan employees in the United States. As of March 31, 2011, the employees of these two facilities were working without a contract under the terms of the Company’s latest offer. The respective unions have retained their rights to challenge the Company’s actions.

The Company has incurred, and may incur in the future, net losses.

The Company reported net loss of $(24.6) million for the year ended December 31, 2009. As a result of the 2009 net loss, the Company has a net operating loss carryforward for income tax purposes. If Titan would continue to incur net losses, the Company may not be able to realize the tax benefit of these net operating losses.

The Company is exposed to price fluctuations of key commodities.

The Company does not generally enter into long-term commodity contracts and does not use derivative commodity instruments to hedge the Company’s exposures to commodity market price fluctuations. Therefore, the Company is exposed to price fluctuations of the Company’s key commodities, which consist primarily of steel and rubber. Although the Company attempts to pass on certain material price increases to the Company’s customers, there is no assurance that it will be able to do so in the future. Any increase in the price of steel and rubber that is not passed on to the Company’s customers could have an adverse material effect on the Company’s results of operations.

The Company relies on a limited number of suppliers.

The Company currently relies on a limited number of suppliers for certain key commodities, which consist primarily of steel and rubber, in the manufacturing of its products. The loss of the Company’s key suppliers or their inability to meet price, quality, quantity and delivery requirements could have a significant adverse impact on the Company’s results of operations.

The Company may be subject to product liability and warranty claims.

The Company warrants its products to be free of certain defects and accordingly may be subject in the ordinary course of business to product liability or product warranty claims. Losses may result or be alleged to result from defects in the Company’s products, which could subject the Company to claims for damages, including consequential damages. The Company cannot assure you that any insurance it maintains will be adequate for liabilities actually incurred or that adequate insurance will be available on terms acceptable to the Company. Any claims relating to defective products that result in liability exceeding the Company’s insurance coverage could have an adverse effect on its financial condition and results of operations. Further, claims of defects could result in negative publicity against the Company, which could adversely affect its business.

The Company is subject to risks associated with environmental laws and regulations.

The Company’s operations are subject to federal, state, local and foreign laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. Its operations entail risks in these areas, and there can be no assurance that the Company will not incur material costs or liabilities. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future.

The Company is subject to risks associated with climate change and climate change regulations.

Governmental regulatory bodies in the United States and other countries have, or are, contemplating introducing regulatory changes in response to the potential impacts of climate change. Laws and regulations regarding climate change and energy usage may impact the Company directly through higher costs for energy and raw materials. The Company’s customers may also be affected by climate change regulations that may impact future purchases. Physical climate change may potentially have a large impact on the Company’s two largest industry segments, Agriculture and Earthmoving/Construction. The potential impacts of climate change and climate change regulations are highly uncertain at this time, and the Company cannot anticipate or predict the material adverse effect on its consolidated financial condition, results of operations or cash flows as a result of climate change and climate change regulations.

The Company’s revenues are seasonal due to Titan’s dependence on seasonal industries.

The agricultural, earthmoving/construction and recreational industries are seasonal, with typically lower sales during the Company’s second half of the year. This seasonality in demand has resulted in fluctuations in the Company’s revenues and operating results. Because much of the Company’s overhead expenses are fixed, seasonal trends can cause reductions in its quarterly profit margins and financial condition, especially during its slower periods.

The Company has export sales and purchases raw material from foreign suppliers.

The Company had total aggregate export sales of approximately $80.2 million, $82.7 million and $128.8 million, for the years ended December 31, 2010, 2009 and 2008, respectively.

Exports to foreign markets are subject to a number of special risks, including but not limited to risks with respect to currency exchange rates, economic and political destabilization, other disruption of markets and restrictive actions by foreign governments (such as restrictions on transfer of funds, export duties and quotas and foreign customs). Other risks include changes in foreign laws regarding trade and investment, difficulties in obtaining distribution and support, nationalization, reforms of laws and policies of the United States affecting trade, foreign investment and loans and foreign tax laws. There can be no assurance that one or a combination of these factors will not have a material adverse effect on the Company’s ability to increase or maintain its export sales.

The Company purchases a portion of its raw materials from foreign suppliers. The production costs, profit margins and competitive position are affected by the strength of the currencies in countries where Titan purchases goods, relative to the strength of the currencies in countries where the products are sold. The Company’s results of operations, cash flows and financial position may be affected by fluctuations in foreign currencies.

The Company may be adversely affected by changes in government regulations and policies.

Domestic and foreign political developments and government regulations and policies directly affect the agricultural, earthmoving/construction and consumer products industries in the United States and abroad. Regulations and policies relating to the agricultural industry include those encouraging farm acreage reduction in the United States and granting ethanol subsidies. Regulations and policies relating to the earthmoving/construction industry include those regarding the construction of roads, bridges and other items of infrastructure. The modification of existing laws, regulations or policies or the adoption of new laws, regulations or policies could have an adverse effect on any one or more of these industries and therefore on the Company’s business.

The Company’s success depends on attracting and retaining key personnel and qualified employees.

The Company’s continued success and viability are dependent, to a certain extent, upon its ability to attract and retain qualified personnel in all areas of its businesses, especially management positions. In the event the Company is unable to attract and retain qualified personnel, its businesses may be adversely affected. Mr. Taylor, the Company’s President and Chief Executive Officer, has been instrumental in the development and implementation of the Company’s business strategy. The Company does not maintain key-person life insurance policies on any of its executive officers. The Company has outstanding agreements with certain of its executive employees selected by the board of directors. In the event of a termination of the individual’s employment after a change of control (defined generally as an acquisition of 20% or more of the Company’s outstanding voting shares), the executive is entitled to receive salary, bonus and other fringe benefits. In addition, all unvested options and certain benefits become vested. Messrs. Taylor and Hackamack and Ms. Holley are each a party to such an agreement. The loss or interruption of the continued full-time services of any of the Company’s executive officers, including Mr. Taylor, could have a material adverse effect on its business.

Unfavorable outcomes of legal proceedings could adversely affect results of operations.

The Company is a party to routine legal proceedings arising out of the normal course of business. Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss, the Company believes at this time that none of these actions, individually or in the aggregate, will have a material adverse effect on its financial condition or results of operations. However, due to the uncertainties involved in litigation, the Company cannot anticipate or predict material adverse effects on its financial condition, cash flows or results of operations as a result of efforts to comply with, or its liabilities pertaining to, legal judgments.

The Company is subject to corporate governance requirements, and costs related to compliance with, or failure to comply with, existing and future requirements could adversely affect its business.

The Company faces corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the SEC, the Public Company Accounting Oversight Board and the NYSE. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future. The Company’s failure to comply with these laws, rules and regulations may materially adversely affect its reputation, financial condition and the value of its securities, including the exchange notes.

Risk Factors Related to the Exchange Offer

If you do not properly tender your outstanding notes, your ability to transfer such outstanding notes will be adversely affected.

We will only issue exchange notes for outstanding notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. None of the issuer, the guarantors or the exchange agent is required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if your tender of outstanding notes is not accepted because you did not tender your outstanding notes properly, then, after consummation of the exchange offer, you will continue to hold outstanding notes that are subject to the existing transfer restrictions. After the exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because there will be fewer outstanding notes remaining and the market for such outstanding notes, if any, will be much more limited than it is currently. In particular, the trading market for unexchanged outstanding notes could become more limited than the existing market for the outstanding notes and could cease to exist altogether due to the reduction in the amount of the outstanding notes remaining upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of such untendered outstanding notes.

If you are a broker-dealer or participating in a distribution of the exchange notes, you may be required to deliver prospectuses and comply with other requirements.

If you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes.

You may not be able to sell your exchange notes if a trading market for the exchange notes does not develop.

The exchange notes will be new securities for which there is currently no established trading market, and none may develop. We do not intend to apply for a listing of the exchange notes on any securities exchange or for quotation on any automated interdealer quotation system. The liquidity of any market for the exchange notes will depend on the number of holders of the exchange notes, the interest of securities dealers in making a market in the exchange notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. If an active trading market does not develop, the market price and liquidity of the exchange notes may be adversely affected.

Risk Factors Related to the Exchange Notes

The Company’s debt will result in significant interest expense compared to its cash flows, which may limit its financial and operating flexibility.

The Company has substantial debt. As of March 31, 2011, the Company had an aggregate of $312.9 million of debt outstanding and $100 million of additional borrowing capacity under its revolving credit facility, subject to certain conditions. The Company may incur additional indebtedness in the future, subject to limitations imposed by the exchange notes and its credit facility.

Due to its high level of debt, the Company has significant interest expense, which may be difficult for it to service from its net cash provided by operating activities. For the three months ended March 31, 2011, the Company had interest expense of approximately $6 million (which is $24 million on an annualized basis) and capital expenditures were $3 million, compared to net cash used by operating activities of $6 million. For 2010, the Company had net cash provided by operating activities of $51 million and capital expenditures of $29 million. For 2009 the Company had net cash provided by operating activities of $72 million and capital expenditures of $40 million. For 2008, the Company had net cash provided by operating activities of $51 million and capital expenditures of $80 million. In addition, in recent years the Company’s cash payments for taxes have been reduced as it used its net operating losses. A portion of these have been used and will not be available to shelter the Company’s cash flows in the future. For the foregoing reasons, it may be difficult for the Company to service its debt and make capital expenditures in the future unless the Company’s operations generate increased cash flow. If the Company is unable to service its debt, it may be forced to pursue one or more alternative strategies, such as reducing or delaying capital expenditures or selling assets.

The degree to which the Company is leveraged could have important consequences to holders of the exchange notes, including, but not limited to, the following: (i) a substantial portion of its cash flow from operations will be required to be dedicated to debt service and will not be available to the Company for its operations; (ii) the Company’s ability to obtain additional financing in the future for acquisitions, capital expenditures, working capital or general corporate purposes could be limited; (iii) certain of its borrowings are and any of its new borrowings may be at variable rates of interest which could result in higher interest expense in the event of increases in interest rates; and (iv) the Company may be substantially more leveraged than certain of its competitors, which may place it at a relative competitive disadvantage and make it more vulnerable to changing market conditions and regulations.

The Company’s ability to fulfill its obligations under the exchange notes is dependent upon its future financial and operating performance.

The Company’s ability to make interest and principal payments on the exchange notes when due and to satisfy its other debt obligations depends in part upon its future financial performance and upon its ability to renew or refinance its debt obligations or to raise additional equity capital. Prevailing economic conditions and financial, business and other factors, many of which are beyond the Company’s control, will affect its ability to make these payments. While the Company believes that cash flow from its operations will provide an adequate source of liquidity, a significant drop in its operating cash flow resulting from adverse economic conditions, competition and other uncertainties beyond the Company’s control would increase its need for alternative sources of liquidity. If the Company is unable to generate sufficient cash flow to meet its debt service obligations it will have to pursue one or more alternatives, such as:

•	reducing its operating expenses;

•	reducing or delaying capital expenditures;

•	selling assets; or

•	raising additional equity capital.

The Company cannot assure you that any of these alternatives could be accomplished on satisfactory terms, if at all, or that those actions would provide sufficient funds to retire the exchange notes and its other debt obligations.

The exchange notes will be effectively subordinated to the existing and future liabilities of our subsidiaries that do not guarantee the exchange notes, and the guarantees will be unsecured, except to the extent of the Collateral owned by the guarantors.

The exchange notes will be effectively subordinated to the existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the exchange notes. The exchange notes will be guaranteed on a joint and several senior basis by all of our subsidiaries that own any interest in the Collateral. These guarantees will be unsecured, except to the extent of the Collateral owned by the guarantors, and will rank equally with all existing and future unsecured senior obligations of our guarantors and will be effectively subordinated to existing and future secured debt of the guarantors to the extent of the assets (other than the Collateral) securing that indebtedness.

The Company’s subsidiaries that will not guarantee the exchange notes are subsidiaries that do not own the Collateral. Certain of the Company’s significant domestic subsidiaries guarantee its revolving credit facility.

Restrictive covenants in the Company’s credit facility and the indenture for the exchange notes may restrict its ability to pursue its business strategies or repay the exchange notes.

The indenture and the Company’s revolving credit facility will limit its ability, among other things, to:

•	incur additional indebtedness or issue preferred stock;

•	create liens;

•	pay dividends and make distributions in respect of capital stock;

•	repurchase or redeem capital stock or prepay certain indebtedness;

•	make investments or certain other restricted payments;

•	sell certain assets;

•	issue or sell stock of restricted subsidiaries;

•	guarantee indebtedness;

•	designate unrestricted subsidiaries;

•	enter into transactions with its affiliates; and

•	merge, consolidate or transfer all or substantially all of its assets.

These restrictions on management’s ability to operate the Company’s businesses could have a material adverse effect on the business of the Company. Its failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of the Company’s debt. In addition, the Company’s senior secured credit facility requires it to meet certain financial ratios in order to draw funds.

If the Company defaults under any financing agreements, its lenders could:

•	elect to declare all amounts borrowed to be immediately due and payable, together with accrued and unpaid interest: and/or

•	terminate their commitments, if any, to make further extensions of credit.

If we default under the indenture governing the exchange notes, the value of the Collateral securing the exchange notes may not be sufficient to repay the holders of the exchange notes.

The exchange notes will be secured on a first-priority lien basis, subject to certain permitted liens, by the Collateral, which consists of our fee title, right and interest in and to the real estate on and buildings in which our manufacturing facilities are located, in Des Moines, Iowa; Freeport, Illinois; Quincy, Illinois; and Bryan, Ohio. See

“Description of Notes — Collateral”. In addition, subject to the covenants and conditions contained in the indenture, we will be permitted to incur additional debt, which may be secured. The exchange notes will otherwise rank equally with all of our existing and future senior indebtedness that is not subordinated in right of payment to the exchange notes.

No appraisals of any Collateral have been prepared in connection with this offering. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the Collateral as of the date of this prospectus exceeds the principal amount of the indebtedness secured thereby. The value of the assets mortgaged as Collateral for the exchange notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition or other future trends.

We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of the Collateral would be sufficient to satisfy the amounts outstanding under the exchange notes. If such proceeds were not sufficient to repay amounts outstanding under the exchange notes, the holders of such exchange notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against our and our subsidiary guarantors’ remaining assets, which claim will rank equal in priority to the unsecured claims with respect to any unsatisfied portion of our other senior indebtedness.

It may be difficult to realize the value of the Collateral securing the exchange notes.

The Collateral securing the exchange notes is subject to any and all defects, encumbrances, liens and other title exceptions as may be accepted by the collateral trustee for the exchange notes, whether on or after the date the exchange notes are issued pursuant to the corresponding title insurance policy. The existence of any such exceptions, defects, encumbrances, liens or other imperfections could adversely affect the value of the Collateral securing the exchange notes as well as the ability of the collateral trustee to realize or foreclose on such Collateral.

In addition, the Collateral only consists of real property, not equipment, fixtures and other assets on the real property. Consequently, the Collateral will have limited value.

State law may limit the ability of the collateral trustee for the holders of the exchange notes to foreclose on the real property and improvements included in the Collateral.

The exchange notes will be secured on a first-priority lien basis, subject to certain permitted liens, by the Collateral. The laws of the states in which the real property and improvements are located may limit the ability of the collateral trustee to foreclose on the real property Collateral (including improvements thereon). Laws of those states govern the perfection, enforceability and foreclosure of mortgage liens against real property interests which secure debt obligations such as the exchange notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose “security first” and “one-action” rules, which can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The holders of the exchange notes and the trustee also may be limited in their ability to enforce a breach of the covenant described in “Description of Notes — Certain Covenants — Liens.” Some decisions of state courts have placed limits on a lender’s ability to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates, and thus lenders may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the exchange notes from declaring a default and accelerating the exchange notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

Not all of the assets related to, or needed for the operation of, the Collateral will be pledged to secure the exchange notes. The value of the Collateral may be diminished by the absence of security interests in, and assured access to, those assets.

As described under the caption “Description of Notes — Security for the Notes,” the exchange notes and the guarantees will be secured only by the Collateral. The collateral trustee will not have a security interest in any of our other assets or the assets of our subsidiaries including equipment, contracts, licenses and permits necessary to operate these manufacturing facilities. Furthermore, following an event of default under our existing credit agreement, a representative of the lenders thereunder will have the right to occupy the real estate comprising the Collateral for a certain period of time to access inventory, receivables and any other Collateral located on the premises. The value of the Collateral may be diminished by the absence of security interests in, and assured access to, those other assets.

The Collateral can be released in certain circumstances without the consent of the holders of the exchange notes, which would increase the risks in bankruptcy or other situations.

Under the terms of the indenture governing the exchange notes, we will be permitted to sell or transfer the Collateral under certain circumstances. Therefore, the Collateral available to secure the exchange notes could be reduced in connection with the sales of assets, permitted investments or otherwise, subject to the use of proceeds requirements of the indenture. See “Description of Notes — Repurchase at the Option of Holders — Asset Sales” and “Description of Notes — Collateral — Release of Security Interests.”

The Collateral is subject to casualty risks.

We may insure certain Collateral against loss or damage by fire or other hazards. However, we may not maintain or continue such insurance, and there are some losses, including losses resulting from terrorist acts, that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure holders of the exchange notes that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the mortgaged assets, we cannot assure holders of the exchange notes that the proceeds received by us in respect thereof will be sufficient to satisfy all of our secured obligations, including the exchange notes. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units could cause significant delays.

The Collateral is subject to environmental laws that could result in a significant decrease in its value.

Our facilities use, and for many years have used, regulated substances in connection with our manufacturing operations. Specifically, petroleum products, coatings, paints, solvents, parts washing products, and other chemicals are known to have been used in multiple locations. Under certain environmental laws, we could be required to clean up contamination even if such contamination were caused by a former owner or operator. We are not currently aware of any material obligation or liability relating to any on or off-site contamination; however, the discovery of previously unknown contamination in the future could require us to incur costs or liabilities that could be material. Such costs or liabilities could include those relating to the investigation and clean-up of contaminated areas, including groundwater, and to claims alleging personal injury, property damage or damage to natural resources and might significantly decrease the value of the Collateral.

Bankruptcy laws may limit your ability to realize value from the Collateral.

The right of the collateral trustee to repossess and/or dispose of the Collateral securing the exchange notes and guarantees is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us. A subsequent bankruptcy proceeding could give rise to causes of action against the collateral trustee and the holders of exchange notes even if a foreclosure sale has occurred. Following the commencement of a case under the U.S. Bankruptcy Code, a secured creditor such as the collateral trustee is stayed from foreclosing upon or repossessing its security from a debtor in a bankruptcy case, from disposing of collateral repossessed from such debtor, or from commencing or continuing a foreclosure sale, without prior bankruptcy court approval, which may not be obtained. Moreover, the U.S. Bankruptcy Code permits the debtor to continue to retain and use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” varies according to circumstances, but it is intended generally to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case. “Adequate protection” may include cash payments, the granting of additional security or otherwise if, and at such times as, the bankruptcy court in its discretion determines during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor is not entitled to any compensation or other protection in respect of the diminution in the value of its collateral if the value of the collateral exceeds the amount of the debt it secures.

Given the uncertainty as to the value of the Collateral securing the exchange notes at the time any bankruptcy case may be commenced, and in view of the fact that the granting of “adequate protection” varies on a case-by-case basis and remains within the broad discretionary power of the bankruptcy court, it is impossible to predict:

•	how long payments under the exchange notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral trustee could repossess or dispose of any Collateral; and

•	whether or to what extent holders of the exchange notes would be compensated for any delay in payment or loss of value of the Collateral through any grant of “adequate protection.”

The value of the Collateral securing the exchange notes may not be sufficient to secure post-petition interest.

In the event a U.S. Bankruptcy Code proceeding is commenced by or against us, holders of the exchange notes may not be entitled to post-petition interest under the Bankruptcy Code. Holders of the exchange notes that have a security interest in Collateral with a value equal or less than their pre-bankruptcy claim likely will not be entitled to post-petition interest under the Bankruptcy Code. In addition, if any payments of post-petition interest had been made at or prior the time of such a finding of under-collateralization, those payments likely would be recharacterized by a bankruptcy court as a reduction of the principal amount of the secured claims with respect to the exchange notes. No appraisal of the fair market value of the Collateral has been prepared in connection with this offering, and we therefore cannot assure you that the value of the Collateral equals or exceeds the principal amount of the exchange notes. See “— If we default under the indenture governing the exchange notes, the value of the Collateral securing the exchange notes may not be sufficient to repay the holders of the exchange notes.”

Any future mortgage of Collateral might be avoidable in bankruptcy.

Any future mortgage of Collateral in favor of the collateral trustee, including pursuant to the security documents which were delivered after the date of the indenture, might be avoidable by the mortgagor (as the debtor in possession in a bankruptcy proceeding) or by the trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the mortgagor is insolvent at the time of the mortgage, the mortgage permits the holders of the exchange notes to receive a greater recovery than if the mortgage had not been given and a bankruptcy proceeding in respect of the mortgagor is commenced within 90 days following the mortgage or, in certain circumstances, a longer period.

A financial failure by us, our subsidiaries or any other entity in which we have an interest may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

A financial failure by us, our subsidiaries or any other entity in which we have an interest could affect payment of the notes if a bankruptcy court were to “substantively consolidate” us and our subsidiaries, including entities in which we have an interest but whose financial statements are not consolidated with our financial statements. If a bankruptcy court substantively consolidated us and our subsidiaries, including entities in which we have an interest but whose financial statements are not consolidated with ours, the assets of each entity would be subject to the claims of creditors of all entities. This would expose holders of the exchange notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable on account of any unsecured deficiency claim because of the larger creditor base. The indenture will not limit the ability of entities whose financial statements are not consolidated with us to incur debt, which could increase this risk.

A non-consensual restructuring of the exchange notes could be required in the event of a U.S. Bankruptcy Proceeding.

A forced restructuring of the exchange notes could occur through the “cram-down” provisions of the U.S. Bankruptcy Code. Under these provisions, the exchange notes could be restructured over your objections as to their general terms, including the interest rate and maturity date which could be modified along with other terms of the exchange notes.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require Note holders to return payments received from guarantors.

The issuance of the guarantees of the exchange notes by the guarantors may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the unpaid creditors of a guarantor. Under the U.S. bankruptcy law and comparable provisions of state fraudulent transfer and conveyance laws, any guarantees of the exchange notes could be voided, or claims in respect of a guarantee could be subordinated to all other existing and future debts of that guarantor if, among other things, and depending upon the jurisdiction whose laws are applied, the guarantor, at the time it incurs the indebtedness evidenced by its guarantee or, in some jurisdictions, when payments came due under such guarantee:

•	issued the guarantee with the intent of hindering, delaying or defrauding any present or future creditor; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and (1) was insolvent or rendered insolvent by reason of such incurrence, (2) was engaged in a business or transaction for which the guarantor’s remaining assets constitute unreasonably small capital, or (3) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay such debts as they mature.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability or its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each guarantee will contain a provision intended to limit the guarantor’s liability thereunder to the maximum amount that it could incur without causing the incurrence of obligations under the guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce the guarantor’s obligation to an amount that effectively makes the guarantee worthless. If a guarantee were legally challenged, such guarantee could also be subject to the claim that, because the guarantee was incurred for the benefit of Titan International, Inc., and only indirectly for the benefit of the guarantor, the obligations of the guarantor were incurred for less than fair consideration. A court could thus void the obligations under a guarantee, subordinate it to a guarantor’s other debt or take other action detrimental to the holders of the exchange notes.

The Company cannot be certain as to the standard that a court would use to determine whether or not a guarantor was solvent upon issuance of the guarantee or, regardless of the actual standard applied by the court, that the issuance of the guarantee of the exchange notes would not be voided or subordinated to any guarantor’s other debt.

If a court voided a guarantee, you would no longer have a claim against such guarantor for amounts owed in respect of such guarantee and liens granted by any such guarantor would also likely be voided. In addition, a court might direct you to repay any amounts already received from such guarantor. If a court were to void any guarantee, funds may not be available from any other source to pay the Company’s obligations under the exchange notes.

An active trading market for the exchange notes may not develop.

There is no existing market for the outstanding notes. The exchange notes will not be listed on any securities exchange. There can be no assurance that a trading market for the exchange notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the exchange notes, your ability to sell your exchange notes or the price at which you will be able to sell your exchange notes. Future trading prices of the exchange notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the exchange notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the exchange notes;

•	outstanding amount of the exchange notes;

•	the terms related to optional redemption of the exchange notes; and

•	level, direction and volatility of market interest rates, generally.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the exchange and registration rights agreement we entered into in connection with the issuance of the outstanding notes. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange outstanding notes in like principal amount. We will cancel and retire all outstanding notes surrendered in exchange for exchange notes in the exchange offer. As a result, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness.

We received net proceeds of approximately $196 million, after deducting the initial purchasers’ discounts and our expenses, from the October 1, 2010 private placement of the outstanding notes. Proceeds received in the private placement were used to finance to finance the purchase of the Company’s Senior Unsecured Notes due 2012 validly tendered pursuant to a tender offer and consent solicitation which commenced on August 31, 2010, and to pay all consent payments, accrued interest and costs and expenses associated therewith. In the first quarter of 2011, we satisfied and discharged the indenture relating to the Senior Unsecured Notes due January 2012 by depositing with the trustee $1.1 million cash representing the outstanding principal of such notes and interest payments due on July 15, 2011, and at maturity on January 15, 2012. We irrevocably instructed the trustee to apply the deposited money toward the interest and principal of the notes. The Company intends to use the remaining net proceeds from the offering of the outstanding notes for general corporate purposes, which may include financing potential future acquisitions and repayment of other existing obligations.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On October 1, 2010, we completed the issuance and sale of the outstanding notes in an unregistered private placement to a group of investment banks that served as the initial purchasers. Following the sale, the initial purchasers then resold the outstanding notes pursuant an offering memorandum dated September 22, 2010 to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The outstanding notes are subject to transfer restrictions. In general, you may not offer or sell the outstanding notes unless the offer and sale thereof are registered under the Securities Act or are exempt from or not subject to registration under the Securities Act and applicable state securities laws.

As part of the private placement, we and the guarantors entered into an exchange and registration rights agreement with the initial purchasers. Under the exchange and registration rights agreement, we and the guarantors agreed to file the registration statement of which this prospectus forms a part relating to our offer to exchange the outstanding notes for exchange notes in an offering registered under the Securities Act. We and the guarantors also agreed to:

•	file with the SEC an exchange offer registration statement with respect to a registered offer to exchange the outstanding notes for exchange notes under the indenture in the same aggregate principal amount as and with terms that shall be identical in all respects to the outstanding notes (but which will not contain terms with respect to payment of additional interest or transfer restrictions, as described below);

•	use commercially reasonable efforts to cause the registration statement to become effective under the Securities Act; and

•	use commercially reasonable efforts to consummate the exchange offer by June 28, 2011.

We and the guarantors also agreed to keep the exchange offer registration statement effective for not less than 20 calendar days after the date on which notice of the exchange offer is mailed to the holders of the outstanding notes.

In the event that:

•	we and the guarantors are not required to file an exchange offer registration statement or to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

•	for any reason, we do not consummate the exchange offer by June 28, 2011; or

•	the exchange offer is not available to any holder of outstanding notes;

then, we will be required to file a shelf registration statement with the SEC to provide for resales of all outstanding notes. In that case, we and the guarantors will be required to (a) use commercially reasonable efforts to cause the shelf registration statement to be declared effective on or before the 180th calendar day after the date on which such shelf registration statement is filed, and (b) maintain the effectiveness of the registration statement until the earlier of two years after the effective date or the date when all of the outstanding notes covered by the registration statement have been sold pursuant to such registration statement.

We will pay additional interest on the notes if one of the following “registration defaults” occurs:

•	we do not consummate the exchange offer by June 28, 2011;

•	if required, the shelf registration statement is not filed or declared effective when required; or

•	the exchange offer registration statement or shelf registration statement is declared effective, but thereafter fails to remain effective or usable in connection with resales for more than 45 calendar days.

If one of these registration defaults occurs, we will be required to pay liquidated damages in the form of additional interest on the outstanding notes in an amount equal to 0.25% per year from the date of such registration default to the first 90-day period after such date. The amount of additional interest will increase by an additional

0.25% per year for each subsequent 90-day period during which such registration default continues, up to a maximum of 1.00% per year. Following the cure of any registration default, additional interest will cease to accrue and the interest rate on the notes will revert to 7.875%; provided, however, that if a subsequent registration default occurs, additional interest may again begin to accrue.

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., Eastern time, on the expiration date of the exchange offer. We will issue exchange notes in principal amount equal to the principal amount of outstanding notes surrendered in the exchange offer. Outstanding notes may be tendered only for exchange notes and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The exchange offer is not conditioned upon any minimum amount of outstanding notes being tendered for exchange.

The terms of the exchange notes will be identical in all material respects to the terms of the outstanding notes, except that:

•	we will register the exchange notes under the Securities Act and, therefore, these notes will not bear legends restricting their transfer; and

•	specified rights under the exchange and registration rights agreement, including the provisions providing for registration rights and payment of additional interest in specified circumstances relating to the exchange offer, will be limited or eliminated.

The exchange notes will evidence the same indebtedness as the outstanding notes. The exchange notes will be issued under the same indenture and will be entitled to the same benefits under that indenture as the outstanding notes being exchanged. As of the date of this prospectus, $200,000,000 in aggregate principal amount of the outstanding notes are outstanding. Outstanding notes that are accepted for exchange will be retired and cancelled and not reissued.

In connection with the issuance of the outstanding notes, we arranged for the outstanding notes originally purchased by qualified institutional buyers (as defined in Rule 144A under the Securities Act) and those sold to non-U.S. persons in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Except as described in “Book-Entry Settlement and Clearance,” we will issue the exchange notes in the form of Global Notes registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act, the rules and regulations of the SEC and state securities laws.

We will be deemed to have accepted for exchange validly tendered outstanding notes when we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, except to the extent indicated by the instructions to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. Please read “The Exchange Offer — Fees and Expenses” for more details regarding fees and expenses incurred in connection with the exchange offer. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holders promptly after the expiration or termination of the exchange offer.

Outstanding notes not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will be entitled to the rights and benefits such holders have under the indenture, but holders of outstanding notes after the exchange offer in general will not have further rights under the exchange and registration rights agreement, including registration rights and any rights to additional interest. After completion of the exchange offer, holders of outstanding notes wishing to transfer their outstanding notes would have to rely on exemptions from the registration requirements of the Securities Act.

Expiration, Extension and Amendment

The exchange offer will expire at 5:00 p.m., Eastern time, on August 4, 2011, unless, in our sole discretion, we extend it. If we so extend the expiration date, the term “expiration date” will mean the latest date and time to which we extend the exchange offer.

We reserve the right, in our sole discretion:

•	to extend the exchange offer;

•	to delay accepting any outstanding notes in the event of an extension of the exchange offer;

•	to terminate the exchange offer if, in our sole judgment, any of the conditions described below are not satisfied; or

•	to amend the terms of the exchange offer in any manner.

We will give written notice of any delay, extension or termination to the exchange agent. In addition, we will promptly give written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of outstanding notes. If we amend the exchange offer in a matter that we determine constitutes a material change, or if we waive a material condition or if any other material change occurs in the information contained herein, we will promptly disclose the amendment, waiver or other material change in a manner reasonably calculated to inform the holders of the outstanding notes of the amendment, waiver or other material change and we will extend the exchange offer so that at least five business days remain in the offer following notice of the material change.

Without limiting the manner in which we may choose to make a public announcement of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions to the Exchange Offer

Registration conditions.  Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, consummation of the exchange offer is subject to the following registration conditions, which we cannot waive:

•	the registration statement of which this prospectus forms a part shall have been declared effective by the SEC;

•	no stop order suspending the effectiveness of the registration statement will have been issued; and

•	no proceedings for that purpose will have been instituted or be pending or, to our knowledge, be contemplated by the SEC.

General conditions.  Despite any other term of the exchange offer, we will not be required to accept for exchange any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

•	the exchange offer, or the making of any exchange by a holder, violates, in our reasonable judgment, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted with respect to the exchange offer that, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•	we have not obtained any governmental approval that we, in our reasonable judgment, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

The conditions listed under “General conditions” are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time prior to the expiration of the exchange offer, except for waivers of government approvals which we may make after the expiration of the exchange offer. A failure on our part to exercise any of the above rights will not constitute a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time.

If we determine in our sole discretion that any of the events listed above has occurred, we may, subject to applicable law:

•	refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders;

•	extend the exchange offer and retain all outstanding notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these outstanding notes; or

•	waive unsatisfied conditions listed under “General conditions” above and accept all validly tendered outstanding notes which have not been withdrawn.

Any determination by us concerning the above events will be final and binding.

In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date; and

•	to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer.

Procedures for Tendering

To participate in the exchange offer, you must validly tender your outstanding notes to the exchange agent as described below. We will only issue exchange notes in exchange for outstanding notes that you timely and validly tender. Therefore, you should allow sufficient time to ensure timely delivery of your outstanding notes, and you should follow carefully the instructions on how to tender your outstanding notes. It is your responsibility to validly tender your outstanding notes. We have the right to waive any defects. We are not, however, required to waive defects, and neither we nor the exchange agent is required to notify you of any defects in your tender.

If you have any questions or need help in exchanging your outstanding notes, please call the exchange agent. See “The Exchange Offer — Exchange Agent.”

All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. The exchange agent and DTC have confirmed that the outstanding notes may be tendered using DTC’s Automated Tender Offer Program, or ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of such exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender outstanding notes and that the participant has received and agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. You will, however, be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the outstanding notes.

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to any particular outstanding notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of outstanding notes within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. We will not consider a tender of outstanding notes to have been validly made until any defect or irregularity has been cured or waived. Any outstanding notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder promptly following the expiration date of the exchange offer.

When We Will Issue Exchange Notes

In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., Eastern time, on the expiration date of such exchange offer:

•	a book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged

If we do not accept tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. Such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Valid Tender

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive pursuant to the exchange offer will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not an “affiliate” of ours, as such term is defined in Rule 405 under the Securities Act;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

•	if you are a broker-dealer and will receive exchange notes for your own account in exchange for outstanding notes, you acquired such outstanding notes as a result of market-making activities or other trading activities and you acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., Eastern time, on the expiration date of the exchange offer (including any extensions thereof).

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which may be by facsimile transmission or letter, of withdrawal at the address set forth below under “Exchange Agent”; or

•	for DTC participants, holders must comply with DTC’s standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes to be withdrawn;

•	be signed by the person who tendered the outstanding notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the outstanding notes are to be re-registered, if different from that of the withdrawing holder.

We will determine in our sole discretion all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal, and our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer and no exchange notes will be issued with respect to them unless the outstanding notes so withdrawn are validly re-tendered. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place promptly after withdrawal, rejection of tender, expiration or termination of the exchange offer. You may re-tender properly withdrawn outstanding notes by following the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date of the exchange offer.

Resales of Exchange Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, we believe that exchange notes issued in the exchange offer in exchange for outstanding notes may be offered for resale, resold or otherwise transferred by holders of the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the exchange notes are acquired in the ordinary course of the holder’s business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	the holders are not “affiliates” of ours within the meaning of Rule 405 under the Securities Act;

•	the holders are not engaged in and do not intend to engage in the distribution of the exchange notes; and

•	the holders are not broker-dealers who purchased outstanding notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. The staff of the SEC may not make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange outstanding notes for exchange notes will be required to represent that it meets the above requirements.

Any holder who is an affiliate of ours or who intends to participate in an exchange offer for the purpose of distributing exchange notes or any broker-dealer who purchased outstanding notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

•	cannot rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender its outstanding notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes must acknowledge that the outstanding notes were acquired by it as a result of market-making activities or other trading activities and agree that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. Please read “Plan of Distribution.” A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of exchange notes received in exchange for outstanding notes that the broker-dealer acquired as a result of market-making or other trading activities. Any holder that is a broker-dealer participating in an exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

U.S. Bank National Association

Attn: Specialized Finance
60 Livingston Ave.
St. Paul, MN 55107
phone: 800-934-6802

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out of pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. Each tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

Appraisal Rights

You will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Consequences of Failure to Exchange Outstanding Notes

If you do not exchange your outstanding notes for exchange notes under the exchange offer, the outstanding notes you hold will continue to be subject to the existing restrictions on transfer. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register outstanding notes under the Securities Act unless the registration rights agreement requires us to do so.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer, other than the recognition of the fees and expenses of the offering as stated under “— Fees and Expenses.”

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire any untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offer or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under “Certain Definitions.” In this description, the word “Titan” refers only to Titan International, Inc. and not to any of its subsidiaries.

Titan issued the outstanding notes, and will issue the exchange notes, under an indenture, dated as of October 1, 2010 (the “Indenture”), among Titan, the Guarantors, and U.S. Bank National Association, as trustee (the “Trustee”) and as collateral trustee (the “Collateral Trustee”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The exchange notes and the outstanding notes will be identical in all respects, except that the exchange notes have been registered under the Securities Act and are free of any obligation regarding registration, including the payment of additional interest upon failure to file or have declared effective an exchange offer registration statement or to consummate an exchange offer by specified dates. Accordingly, unless specifically stated to the contrary, the following description applies equally to the outstanding notes and the exchange notes.

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes. The terms of the notes will include those stated in the Indenture. The Indenture was filed with the SEC on October 5, 2010, as Exhibit 4.1 to the Company’s Current Report on Form 8-K and is incorporated by reference into this prospectus. A copy of the Indenture may be obtained as described in the section of this prospectus entitled “Incorporation by Reference” and as described below under the caption “— Additional Information.”

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture. All references herein to “holder” or “holders” are intended to refer to the registered holder of notes, which, as long as the notes are held as Global Notes, will be Cede & Co. or another nominee of The Depository Trust Company (“DTC”) (or a successor of DTC or its nominee).

Brief Description of the Exchange Notes and the Note Guarantees

The Exchange Notes

The exchange notes:

•	will be secured by first-priority liens on the Collateral, subject to certain exceptions and Permitted Liens (as described below under “— Security for the Notes”);

•	will be treated as a single class with the outstanding notes for all purposes of the Indenture and will vote together as one class on all matters with respect to the notes;

•	will mature on October 1, 2017;

•	will bear interest at a rate of 7.875% per annum, payable semiannually in arrears on each April 1 and October 1 commencing April 1, 2011 to holders of record of exchange notes at the close of business on the immediately preceding March 15 and September 15;

•	will be senior in right of payment to Titan’s existing and future Indebtedness that is subordinated in right of payment to the notes, if any;

•	will be effectively senior to obligations of Titan under any existing or future unsecured Indebtedness of Titan to the extent of the value of the Collateral;

•	will be guaranteed by the Guarantors;

•	will be effectively subordinated to all existing and future liabilities, including trade payables, of our non-guarantor Subsidiaries; and

•	will be issued in denominations of $2,000 and integral multiples of $1,000.

The Note Guarantees

The notes will be guaranteed by certain of Titan’s Subsidiaries which own any interest in the Collateral.

Each guarantee of the notes is full and unconditional and will be:

•	a general unsecured obligation of the Guarantor, except to the extent of the Collateral owned by such Guarantor;

•	pari passu in right of payment with existing and future unsecured senior Indebtedness of that Guarantor, except to the extent of the Collateral owned by such Guarantor;

•	effectively subordinated to secured Indebtedness of that Guarantor up to the value of the collateral (other than the Collateral) securing such Indebtedness; and

•	senior in right of payment to existing and future subordinated Indebtedness, if any, of that Guarantor.

In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As a result, the Notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our non-guarantor Subsidiaries.

As of the Issue Date, all of our wholly-owned Subsidiaries except Titan Wheel Corporation of Virginia were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries that do not own the Collateral as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Additional Notes

Titan may issue additional notes under the Indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Methods of Receiving Payments on the Notes

If a holder of notes holding in excess of $5.0 million of notes has given wire transfer instructions to Titan, Titan will pay all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Titan elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. Titan may change the paying agent or registrar without prior notice to the holders of the notes, and Titan or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Titan will not be required to transfer or exchange any note selected for redemption. Also, Titan will not be required to transfer or exchange any notes for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

The outstanding notes are, and the exchange notes will be, guaranteed by certain of Titan’s Subsidiaries, which own any interest in the Collateral. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by such Guarantor by law or without resulting in its obligations under its Note Guarantee being voidable or unenforceable under applicable laws relating to fraudulent conveyance or fraudulent transfer, or under similar laws affecting the rights of creditors generally. We cannot assure you that this limitation will protect the Note Guarantees from fraudulent conveyance or fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the Note Guarantees would suffice, if necessary, to pay the notes in full when due. In a recent Florida bankruptcy case, this kind of provision was found to be unenforceable and, as a result, the subsidiary guarantees in that case were found to be fraudulent conveyances. We do not know if that case will be followed if there is litigation on this point under the Indenture. However, if it is followed, the risk that the Note Guarantees will be found to be fraudulent conveyances will be significantly increased. See “Risk Factors — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require Note holders to return payments received from guarantors.”

The Note Guarantee of a Guarantor will be automatically released with respect to the notes when such Guarantor ceases to own any interest in the Collateral.

Security for the Notes

The payment of the notes, when due, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by Titan pursuant to the notes or by any Guarantor pursuant to the Note Guarantees, and the performance of all other obligations of Titan and its Restricted Subsidiaries under the Security Documents are secured by first-priority liens on the Collateral as provided in the Security Documents.

Collateral Trustee

Titan has appointed a collateral trustee (the “Collateral Trustee”) for the benefit of the holders of the Note Obligations outstanding from time to time.

The Security Documents provide that the Collateral Trustee will be subject to such directions as may be given it by the Trustee from time to time as required or permitted by the Indenture. The relative rights with respect to control of the Collateral Trustee will be specified in the Indenture by and among Titan, the Guarantors, the Trustee and the Collateral Trustee. Except as provided in the Indenture or as directed by an Act of Required Debtholders, the Collateral Trustee will not be obligated:

1. to act upon directions purported to be delivered to it by any other Person;

2. to foreclose upon or otherwise enforce any Lien; or

3. to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.

Collateral

The Indenture and the Security Documents provide that the notes and the Note Guarantees will be secured by first-priority security interests granted to the Collateral Trustee on all of the right, fee title and interest in and to the Mortgaged Properties (the “Collateral”):

On January 26, 2011, which was prior to the Mortgage Closing Date, Titan and the Guarantors (i) entered into the Mortgages (which provided for the granting of a first priority lien and security interest in the Collateral in favor of the Collateral Trustee for the benefit of the Holders of the notes) and (ii) satisfied and delivered all other Real Estate Closing Deliverables (as defined in the Indenture).

Enforcement of Liens

If the Collateral Trustee at any time receives written notice stating that any event has occurred that constitutes a default under any Security Document entitling the Collateral Trustee to foreclose upon, collect or otherwise enforce its Liens thereunder, it will promptly deliver written notice thereof to the Trustee. Thereafter, the Collateral Trustee will await direction by holders of a majority of the principal amount of the notes and will act, or decline to act, as directed by an Act of Required Debtholders, in the exercise and enforcement of the Collateral Trustee’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Debtholders. Unless it has been directed to the contrary by an Act of Required Debtholders, the Collateral Trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Security Document as it may deem advisable to preserve and protect the value of the Collateral.

Until the Discharge of the Note Obligations, Holders of a majority of the principal amount of the notes will have the exclusive right to authorize and direct the Collateral Trustee with respect to the Security Documents and the Collateral (including, without limitation, the exclusive right to authorize or direct the Collateral Trustee to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral).

Certain Bankruptcy Limitations

The right of the Collateral Trustee (acting on behalf of the Trustee and the Holders of the notes) to foreclose on the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against Titan or any Guarantor prior to the Collateral Trustee’s having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), a secured creditor such as the Collateral Trustee is prohibited from foreclosing on its security from a debtor in a bankruptcy case, or from disposing of security foreclosed on, without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Trustee could foreclose upon the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent Holders of the notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of post petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the notes, the Holders of the notes would hold secured claims to the extent of the value of the Collateral to which the Holders of the notes are entitled, and unsecured claims with respect to such shortfall.

Release of Security Interests

The Security Documents provide that the Collateral will be released:

1. in whole, upon payment in full of all Note Obligations that are outstanding, due and payable at the time such debt is paid in full, provided that Titan has delivered an Officer’s Certificate to the Collateral Trustee certifying that the conditions described in this paragraph (1) have been met and that such release of the Collateral does not violate the terms of the Security Documents;

2. upon satisfaction and discharge of the Indenture as set forth under the caption “— Satisfaction and Discharge”;

3. upon a Legal Defeasance or Covenant Defeasance as set forth under the caption “— Legal Defeasance and Covenant Defeasance”;

4. upon payment in full of the notes and all other Note Obligations that are outstanding, due and payable at the time the notes are paid in full; or

5. as to a release of all of the Collateral, if (a) consent to the release of that Collateral has been given by Holders of 66 2/3% of the principal amount of the notes, and (b) Titan has delivered an Officers’ Certificate to the Collateral Trustee certifying that any such necessary consents have been obtained and that such release of the Collateral does not violate the terms of the Security Documents.

Titan will comply with the provisions of TIA § 314(b); provided, that Titan will not be required to comply with TIA § 314(b)(1) until the Indenture is qualified under the TIA.

To the extent applicable, Titan will furnish to the Trustee, prior to each proposed release of Collateral pursuant to the Security Documents:

1. all documents required by TIA § 314(d); and

2. an opinion of counsel to the effect that such accompanying documents constitute all documents required by TIA § 314(d).

If any Collateral is released in accordance with the Indenture or any Security Document and if Titan has delivered the certificates and documents required by the security documents and this covenant, the Trustee will deliver a certificate to the Collateral Trustee stating that it has received such documentation.

Amendment

The Indenture provides that no amendment or supplement to the provisions of the Indenture or any other security document will be effective without the approval of the Collateral Trustee acting as directed by Holders of a majority of the principal amount of the notes, except that:

(1) any amendment or supplement that has the effect solely of (a) adding or maintaining Collateral, (b) curing any ambiguity, defect or inconsistency; (c) providing for the assumption of Titan or any Guarantor’s obligations under any security document in the case of a merger or consolidation or sale of all or substantially all of Titan or such Guarantor’s assets, as applicable; or (d) making any change that would provide any additional rights or benefits to the Holders of notes, or the Collateral Trustee or that does not adversely affect the legal rights under any Security Document of any Holder of notes or the Collateral Trustee, will, in each case, become effective when executed and delivered by Titan or any other applicable Guarantor party thereto and the Collateral Trustee;

(2) no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Note Obligations:

(a) to vote its outstanding Secured Debt as to any matter described as subject to an Act of Required Debtholders (or amends the provisions of this clause (2) or the definition of “Act of Required Debtholders,”);

(b) to share in the order of application under the Indenture in the proceeds of enforcement of or realization on any Collateral that has not been released in accordance with the provisions described above under “— Release of Security Interests”; or

(c) to require that Liens securing Note Obligations be released only as set forth in the provisions described above under the caption “— Release of Security Interests”;

will become effective without the consent of the holders of 66 2/3% of the notes; and

(3) no amendment or supplement that imposes any obligation upon the Collateral Trustee or adversely affects the rights of the Collateral Trustee, as determined by the Collateral Trustee in its sole discretion, will become effective without the consent of the Collateral Trustee.

Provisions of the Indenture Relating to Security

Further Assurances; Insurance

The Indenture and the Mortgages provide that Titan and each of the Guarantors will do or cause to be done all acts and things that may be required, or that the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the Holders of notes, duly created and enforceable and perfected Liens upon the Collateral.

Upon the reasonable request of the Collateral Trustee at any time and from time to time, Titan and each of the Guarantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Security Documents for the benefit of the Holders of notes.

The Indenture and the Mortgages require that Titan and the Guarantors:

(1) keep their properties adequately insured at all times by financially sound and reputable insurers;

(2) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3) maintain such other insurance as may be required by law; and

(4) maintain such other insurance as may be required by the Security Documents.

The Collateral Trustee will be named as an additional insured and loss payee as its interests may appear, to the extent required by the Security Documents. Upon the request of the Collateral Trustee, Titan and the Guarantors will furnish to the Collateral Trustee full information as to their property and liability insurance carriers.

Optional Redemption

On and after October 1, 2013, the notes will be subject to redemption at any time at the option of Titan, in whole or in part, upon not less than 30 nor more than 60 days’ notice, in cash at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and additional interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

Year	Percentage

2013	105.906%
2014	103.938%
2015	101.969%
2016 and thereafter	100.000%

Redemption with Certain Equity Proceeds

At any time prior to October 1, 2013, upon not less than 30 nor more than 60 days’ prior notice, Titan may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the Indenture at a redemption price of 107.875% of the principal amount, plus accrued and unpaid interest on the notes redeemed to the redemption date, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued under the Indenture (excluding notes held by Titan and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

Make-Whole Redemption

Titan may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, on the notes to be redeemed to the date of redemption (the “Redemption Date”), subject to the rights of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date.

Mandatory Redemption

Titan is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Titan to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer, subject to such holder’s right to reject such Change of Control Offer, on the terms set forth in the Indenture. In the Change of Control Offer, Titan will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Titan will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. Titan will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Titan will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, Titan will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Titan.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. Titan will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Titan to make a Change of Control Offer, subject to such holder’s right to reject such Change of Control Offer, following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that Titan repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Titan will not be required to make a Change of Control Offer, with respect to the notes, upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Titan and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the captions “— Redemption with Certain Equity Proceeds” and ‘‘— Make-Whole Redemption,” unless and until there is a default in payment of the applicable redemption price.

If a Change of Control offer is made, there can be no assurance that Titan will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control offer. In the event Titan is required to purchase outstanding notes pursuant to a Change of Control offer, Titan expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that Titan would be able to obtain such financing.

Neither Titan’s Board of Directors nor the Trustee may waive the covenant relating to a holder’s right to repurchase upon the occurrence of a Change of Control. Restrictions in the Indenture described in this prospectus on the ability of Titan and its subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of Titan, whether favored or opposed by management. Consummation of any such transaction in certain circumstances may require the redemption or repurchase of notes, and Titan cannot assure you that Titan or the acquiror will have sufficient financial resources to effect such a redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage a leveraged buyout of Titan or any of its subsidiaries by management. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged reorganization, restructuring, merger or similar transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Titan and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Titan to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Titan and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

(a) Titan will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale of any Collateral unless:

(1) Titan (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the Collateral sold or otherwise disposed of;

(2) the Fair Market Value is set forth in an Officers’ Certificate delivered to the Trustee;

(3) at least 75% of the consideration received in the Asset Sale of the Collateral by Titan or such Restricted Subsidiary is in the form of cash, Cash Equivalents, common stock, notes receivable or Permitted Assets constituting Collateral or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on Titan’s or such Restricted Subsidiary’s most recent balance sheet, of Titan or any Restricted Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the notes or any Note Guarantee and liabilities to the extent owned to Titan or any Restricted Subsidiary of Titan) that are assumed by the transferee of any such assets pursuant to a written novation agreement that releases Titan or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by Titan or any such Restricted Subsidiary from such transferee that within 180 days are converted by Titan or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(4) the consideration received from such Asset Sale is concurrently added to the Collateral securing the notes.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale of Collateral, Titan or the applicable Restricted Subsidiary may apply those Net Proceeds to make a capital expenditure on Permitted Assets constituting Collateral;

provided that, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as such commitment requires that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment and such commitment is not terminated or abandoned. Pending the final application of any Net Proceeds, Titan may temporarily invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Collateral Excess Proceeds.” When the aggregate amount of Collateral Excess Proceeds exceeds $25.0 million, or, at Titan’s option, earlier, Titan will make an Asset Sale Offer to all Holders of notes in an amount equal to the Fair Market Value of the Collateral Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase (subject to the rights of Holders of record on the relevant record date to receive interest payable on the relevant interest payment date), and will be payable in cash. If any Collateral Excess Proceeds remain after consummation of an Asset Sale Offer, Titan may use those Collateral Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes tendered into such Asset Sale Offer exceeds the amount equal to the Fair Market Value of the Collateral Excess Proceeds, the Trustee will select the notes and such other Parity Lien Debt to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Collateral Excess Proceeds will be reset at zero.

(b) Titan will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (other than an Asset Sale of Collateral) unless:

(1) Titan (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by Titan or such Restricted Subsidiary is in the form of cash or Cash Equivalents, common stock or notes receivable. For purposes of this clause (2) (and not for purposes of determining the Net Proceeds received from the Asset Sale), each of the following will be deemed to be cash:

(a) any liabilities, as shown on Titan’s most recent consolidated balance sheet, of Titan or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a written novation agreement that releases Titan or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by Titan or any such Restricted Subsidiary from such transferee that are within 180 days of the receipt thereof converted by Titan or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(c) any stock or assets of the kind referred to in clause (2) or (4) of the next paragraph of this covenant; and

(d) any Designated Noncash Consideration received by Titan or any of its Restricted Subsidiaries in such Asset Sale having a Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed 10.0% of Consolidated Net Tangible Assets at the time of receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Titan (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay Indebtedness and other Obligations under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire Business Assets or all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Business Assets or Capital Stock, the Business Assets will be held by, or the Permitted Business is or becomes, a Restricted Subsidiary of Titan;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

provided, however, that if, during such 365-day period, Titan and/or any of its Restricted Subsidiaries enters into a binding written contract with a Person other than an Affiliate of Titan to apply such amount pursuant to clause (2) or (3) above, then such 365-day period shall be extended until the earlier of (a) the date on which such acquisition or expenditure is consummated, and (b) the 180th day following the expiration of the aforementioned 365-day period.

Pending the final application of any Net Proceeds, Titan may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within twenty days thereof, Titan will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Titan may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Titan will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, Titan will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

The agreements governing Titan’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require Titan to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Titan. In the event a Change of Control or Asset Sale occurs at a time when Titan is prohibited from purchasing notes, Titan could seek the consent of its relevant lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Titan does not obtain a consent or repay those borrowings, Titan will remain prohibited from purchasing notes. In that case, Titan’s failure to purchase tendered notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other indebtedness. Finally, Titan’s ability to pay cash to the holders of notes upon a repurchase may be limited by Titan’s then existing financial resources.

(c) Titan will not, and will not permit any Guarantor to, transfer any interest in the Collateral to any other Subsidiary.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any notes is to be redeemed in part only, the notice of redemption that relates to that notes will state the portion of the principal amount of that notes that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original notes will be issued in the name of the holder of notes upon cancellation of the original notes. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

Titan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Titan’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Titan or any of its Restricted Subsidiaries) or to the direct or indirect holders of Titan’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Titan and other than dividends or distributions payable to Titan or a Restricted Subsidiary of Titan);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Titan) any Equity Interests of Titan or any direct or indirect parent of Titan;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Titan or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Titan and any of its Restricted Subsidiaries and excluding the payment, repurchase, redemption, defeasance or other acquisition or retirement of such subordinated Indebtedness in anticipation of or in connection with a payment of principal or interest at the Stated Maturity thereof, in each case due within three months of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement); or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Titan would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Titan and its Restricted Subsidiaries since January 1, 2010 (excluding Restricted Payments permitted by clauses (2), (3), (4) and (6) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Titan for the period (taken as one accounting period) from January 1, 2010 to the end of Titan’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds received by Titan since January 1, 2010 as a contribution to its common equity capital or from the issue or sale of Equity Interests of Titan (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Titan that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Titan); plus

(c) to the extent that any Restricted Investment that was made after January 1, 2010 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d) 100% of the aggregate net cash proceeds received by Titan or a Restricted Subsidiary since January 1, 2010 from the sale (other than to Titan or a Restricted Subsidiary) of Equity Interests of an Unrestricted Subsidiary; plus

(e) to the extent that any Unrestricted Subsidiary of Titan is redesignated as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of Titan’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary; plus

(f) 50% of any dividends received by Titan or a Restricted Subsidiary of Titan that is a Guarantor from an Unrestricted Subsidiary of Titan, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Titan for such period; plus

(g) $50.0 million.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Titan) of, Equity Interests of Titan (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Titan; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Titan or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any Person other than a corporation, any similar distribution) by a Restricted Subsidiary of Titan to the holders of its Equity Interests on a pro rata basis;

(5) the payment of any dividend by Titan to the holders of its Equity Interests in an amount not to exceed $3.0 million in any twelve-month period;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) the payment of cash in lieu of fractional Equity Interests pursuant to the exchange or conversion of any exchangeable or convertible securities; provided, that such payment shall not be for the purpose of evading the limitations of this covenant (as determined by the Board of Directors of Titan in good faith);

(8) payments or distributions to dissenting shareholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Titan;

(9) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Titan or any Restricted Subsidiary of Titan issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(10) upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any subordinated Indebtedness pursuant to provisions substantially similar to those described above under the captions “— Repurchase at the Option of Holders — Change of Control” and “— Repurchase at the Option of Holders — Asset Sales” at an offer price not greater than 101% of the principal amount thereof (in the case of a Change of Control) or at a percentage of the principal amount thereof not higher than the principal amount applicable to the notes (in the case of an Asset Sale), plus any accrued and unpaid interest thereon; provided that prior to such defeasance, redemption, repurchase or other acquisition, Titan has made a Change of Control Offer or Asset Sale Offer, as applicable, with respect to the notes and has repurchased all notes validly tendered for payment and not withdrawn in connection therewith; and

(11) other Restricted Payments, when taken together with all other Restricted Payments made pursuant to this clause (11), in an aggregate amount not to exceed $50.0 million since the Issue Date.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Titan or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant exceeding $30.0 million will be determined by the Board of Directors of Titan whose good faith determination shall be conclusive and whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $30.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

Titan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Titan will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Titan may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Titan’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) in addition to Indebtedness incurred pursuant to clauses (2) through (14), the incurrence by Titan and its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Titan and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $350.0 million and (b) the amount of the Borrowing Base;

(2) the incurrence by Titan and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Titan and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees issued on the Issue Date and the exchange notes and the related Guarantees to be issued under the exchange and registration rights agreement;

(4) the incurrence by Titan or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Titan or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $50.0 million outstanding at any time;

(5) the incurrence by Titan or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (5) or (13) of this paragraph;

(6) the incurrence by Titan or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Titan and any of its Wholly-Owned Restricted Subsidiaries; provided, however, that:

(a) if Titan or any Guarantor is the obligor on such Indebtedness and the payee is not Titan or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Titan, or the applicable Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Titan or a Wholly-Owned Restricted Subsidiary of Titan and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Titan or a Wholly-Owned Restricted Subsidiary of Titan,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by Titan or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of Titan’s Restricted Subsidiaries to Titan or to any of its Wholly-Owned Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Titan or a Wholly-Owned Restricted Subsidiary of Titan; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either Titan or a Wholly-Owned Restricted Subsidiary of Titan, will be deemed,

in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by Titan or any of its Restricted Subsidiaries of Hedging Obligations in the normal course of business;

(9) the guarantee by Titan or any of the Guarantors of Indebtedness of Titan or a Restricted Subsidiary of Titan that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the notes, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by Titan or any of its Restricted Subsidiaries of Indebtedness in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts in the normal course of business;

(11) the incurrence by Titan or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is repaid within five business days;

(12) Indebtedness of (a) Titan or a Restricted Subsidiary of Titan to the extent such Indebtedness was Indebtedness of a Person that was merged, consolidated or amalgamated into Titan or such Restricted Subsidiary of Titan or (b) a Restricted Subsidiary that was incurred and outstanding prior to the date on which such Restricted Subsidiary was acquired by Titan or a Restricted Subsidiary of Titan, in each case other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Person was merged, consolidated or otherwise acquired by Titan or a Restricted Subsidiary of Titan; provided, however, that for any such Indebtedness outstanding at any time under this clause (12), after giving pro forma effect thereto on the date of such acquisition, merger, consolidation or amalgamation, either (A) Titan or such Restricted Subsidiary would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant or (B) the Fixed Charge Coverage Ratio for Titan or such Restricted Subsidiary, as applicable, would be greater than the Fixed Charge Coverage Ratio for Titan immediately prior to such transaction;

(13) the incurrence by Titan or any Restricted Subsidiary of Indebtedness arising from agreements of Titan or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, “earn out” or similar obligations, in each case, incurred in connection with the acquisition or disposition of assets, including shares of Capital Stock, in accordance with the terms of the Indenture; and

(14) the incurrence by Titan or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $50.0 million.

Titan will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Titan or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Titan solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Titan will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Titan as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Titan or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Notwithstanding the foregoing, (i) all Indebtedness outstanding on the Issue Date will be permitted and (ii) Titan will be permitted to issue shares of its common stock.

Liens

Titan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Titan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Titan or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Titan or any of its Restricted Subsidiaries;

(2) make loans or advances to Titan or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Titan or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date, as determined in good faith by Titan’s Board of Directors;

(2) the Indenture, the notes and the Note Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Titan or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) non-assignment or change in control provisions in contracts and licenses entered into in the normal course of business;

(6) purchase money obligations for property acquired in the normal course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any restriction imposed under an agreement for the sale or other disposition of assets or Equity Interests pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined in good faith by Titan’s Board of Directors;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the normal course of business or with the approval of Titan’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11) the license of any intellectual property of Titan or any of its Restricted Subsidiaries entered into in the normal course of business;

(12) the release, waiver or novation of contractual, indemnification, or any other legal rights entered into in the normal course of business; and

(13) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the normal course of business.

Merger, Consolidation or Sale of Assets

Titan will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Titan is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Titan and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Titan is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Titan) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Titan) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Titan under the notes, the Indenture and pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) either: (a) Titan or the Person formed by or surviving any such consolidation or merger (if other than Titan), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” or (b) the Fixed Charge Coverage Ratio for Titan or the Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, conveyance or other disposition has been made would (if other than Titan), on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be greater than the Fixed Charge Coverage Ratio for Titan immediately prior to such transaction.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of Titan with an Affiliate solely for the purpose of reincorporating Titan in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Titan and its Restricted Subsidiaries.

Transactions with Affiliates

Titan will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Titan (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Titan or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Titan or such Restricted Subsidiary with an unrelated Person; and

(2) Titan delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, a resolution of the Board of Directors of Titan set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Titan; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, an opinion as to the fairness to Titan or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment, compensation, benefit or indemnification agreement or arrangement (and any payments or other transactions pursuant thereto) entered into by Titan or any of its Restricted Subsidiaries in the normal course of business with an officer, employee, consultant or director and any transactions pursuant to stock option plans, stock ownership plans and employee benefit plans or arrangements;

(2) transactions between or among Titan and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of Titan) that is an Affiliate of Titan solely because Titan owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of Titan;

(5) any issuance of common stock (other than Disqualified Stock) of Titan to Affiliates of Titan;

(6) any agreement of Titan or any Affiliate as in effect as of the Issue Date and described in this prospectus or any amendment thereto or any replacement agreement, or any transaction pursuant to or contemplated by any such agreement, amendment or replacement, so long as any such amendment or replacement agreement, taken as a whole, is not more disadvantageous to Titan or the holders of the notes in any material respect than the original agreement as in effect on the Issue Date;

(7) Restricted Payments that do not violate the provisions of the Indenture described above under the caption “— Restricted Payments;” and

(8) loans or advances to officers, employees, consultants or directors not to exceed $2.0 million in the aggregate at any one time outstanding.

Business Activities

Titan will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Titan and its Restricted Subsidiaries taken as a whole.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Titan may designate any Restricted Subsidiary that does not own any interest in the Collateral to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Titan and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Titan. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of Titan as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Titan as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” Titan will be in default of such covenant. The Board of Directors of Titan may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Titan; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Titan of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Impairment of Security Interest

Titan will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Collateral Trustee and the Holders of the notes, subject to limited exceptions. Titan shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Holders of the notes in any material respect, except as described under “— Security for the Notes” or as permitted under “— Amendment, Supplement and Waiver.”

Limitation on Sale and Leaseback Transactions

Titan will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Titan or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) Titan or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien (on the property that is the subject of such sale and leaseback transaction) to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens;”

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of Titan and set forth in an officers’ certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and Titan applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Payments for Consent

Titan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes in connection with an exchange offer, Titan and any of its Restricted Subsidiaries may exclude (i) holders or beneficial owners of the notes that are not institutional “accredited investors” as defined in subparagraphs (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act, and (ii) holders or beneficial owners of the notes in any jurisdiction where the inclusion of such holders or beneficial owners would require Titan or any such Restricted Subsidiaries to comply with the registration requirements or other similar requirements under any securities laws of such jurisdiction, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by Titan in its sole discretion.

SEC Reports

Notwithstanding that Titan may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Titan will file with the SEC and provide the Trustee and holders and prospective holders (upon written request) within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, Titan shall furnish to the Trustee and, upon request, the holders and prospective holders, promptly upon their becoming available, copies of the annual report to shareholders provided by Titan to its public shareholders generally. Titan also will comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939, as amended.

In addition, Titan shall furnish to noteholders, prospective investors, broker-dealers and securities analysts, upon their written request, the information referred to in Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

Notwithstanding the foregoing, Titan will be deemed to have furnished such reports referred to above to the Trustee, the holders and prospective holders if Titan has filed such reports and information with the Commission via the EDGAR filing system.

Further Assurances

Titan and the Guarantors shall execute all further documents, agreements and instruments, and take further action that may be required under applicable law, or that the Trustee or the Collateral Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral. In addition, from time to time, Titan will reasonably promptly secure the obligations under the Indenture and the Security Documents by mortgaging or creating, or causing to be mortgaged or created, perfected security interests with respect to the Collateral. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance.

Events of Default and Remedies

With respect to the notes, each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by Titan or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” “— Certain Covenants — Restricted Payments,” “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by Titan or any of its Restricted Subsidiaries for 60 days after notice to Titan by the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Titan or any of its Restricted

Subsidiaries (or the payment of which is guaranteed by Titan or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more;

(6) failure by Titan or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $30.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) certain events of bankruptcy or insolvency described in the Indenture with respect to Titan or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or any Guarantor;

(8) any security interest or Lien purported to be created by any Security Document with respect to any Collateral having, individually or in the aggregate, a Fair Market Value in excess of $5.0 million (a) ceases to be in full force and effect, (b) ceases, other than through an act or omission of the Collateral Trustee, to give the Collateral Trustee, for the benefit of the Holders of the notes, the Liens, rights, powers and privileges purported to be created and granted thereby (including a perfected first-priority security interest in and Lien on, all of the Collateral thereunder) in favor of the Collateral Trustee, or (c) is asserted by Titan or any Guarantor not be, a valid, perfected, first priority security interest in or Lien on the Collateral covered thereby; and

(9) an “Event of Default” as defined in any Mortgage.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Titan, any Restricted Subsidiary of Titan that is a Significant Subsidiary or any group of Restricted Subsidiaries of Titan that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of notes unless such holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the Trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.

Titan is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Titan is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of Titan or any Guarantor, as such, will have any liability for any obligations of Titan or the Guarantors under the notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Titan may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2) Titan’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and Titan’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, with respect to the notes, Titan may, at its option and at any time, elect to have the obligations of Titan and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes:

(1) Titan must irrevocably deposit, or cause to be deposited, with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Titan must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Titan must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) Titan has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Titan must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Titan or any Guarantor is a party or by which Titan or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Titan or any of its Subsidiaries is a party or by which Titan or any of its Subsidiaries is bound;

(6) Titan must deliver to the Trustee an officers’ certificate stating that the deposit was not made by Titan with the intent of preferring the holders of notes over the other creditors of Titan with the intent of defeating, hindering, delaying or defrauding any creditors of Titan or others; and

(7) Titan must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the notes;

(7) waive a redemption payment with respect to any notes (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(9) make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the Indenture or any Security Document that has the effect of (i) releasing any of the Collateral from the Liens securing the notes or (ii) making any changes to the priority of the Liens created under the Security Documents that would adversely affect the Holders of the notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of notes, Titan, the Guarantors and the Trustee may amend or supplement the Indenture, the notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency, as determined in good faith by Titan’s Board of Directors;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Titan’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Titan’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939;

(6) to conform the text of the Indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of notes was intended, as determined in good faith by Titan’s Board of Directors, to be a verbatim recitation of a provision of the Indenture, the Note Guarantees or the notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture; or

(8) to allow any Guarantor to execute a supplemental Indenture and/or a Note Guarantee with respect to the notes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Titan, have been delivered to the Trustee for cancellation; or

(b) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Titan or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Titan or any Guarantor is a party or by which Titan or any Guarantor is bound;

(3) Titan or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) Titan has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Titan must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing Law

The Indenture and the notes are governed by the laws of the State of New York.

Concerning the Trustee

If the Trustee becomes a creditor of Titan or any Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the Indenture has been qualified under the Trust Indenture Act of 1939) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

The notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the account of direct or indirect participants in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, including, if applicable, those of Euroclear System (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC), which may change from time to time. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Titan takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

Titan understands that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants.

The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

Titan also understands that, pursuant to procedures established by DTC:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchaser with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./ N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, Titan and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, none of Titan, the Trustee and any agent of Titan or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

Titan understands that DTC’s current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Titan. Neither Titan nor the Trustee will be liable for any delay by DTC or any of the Participants or Indirect Participants in identifying the beneficial owners of the notes, and Titan and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Titan understands that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its Participants. Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Titan, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies Titan that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Titan fails to appoint a successor depositary;

(2) Titan, at its option, notifies the Trustee that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures).

Same Day Settlement and Payment

Titan will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Titan will make payments of all principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Titan expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Titan understands that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Titan International, Inc., Office of Investor Relations, 2701 Spruce Street, Quincy, Illinois 62301.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Act of Required Debtholders” means a vote by holders of a majority of the principal amount of the notes.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the principal amount of the note at maturity plus (ii) all required interest payments due on the note through the maturity date of the note (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note, if greater.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Titan and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of Titan’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets (other than Collateral) having a Fair Market Value of less than $25.0 million;

(2) a transfer of assets (other than Collateral) or rights between or among Titan and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of Titan to Titan or to a Restricted Subsidiary of Titan;

(4) the sale, assignment or lease of products, rights, services, equipment, inventory or accounts receivable in the normal course of business and any sale or other disposition of damaged, worn-out or obsolete assets or properties in the normal course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) the license of any intellectual property of Titan or any of its Restricted Subsidiaries in the normal course of business;

(7) the surrender or waiver of contract or intellectual property rights, or the settlement, release or surrender of contract, tort or other litigation claims, but only to the extent that pursuant to such surrender, waiver, settlement or release Titan or any of its Restricted Subsidiaries does not receive cash or Cash Equivalents in exchange therefor; or

(8) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment.

“Asset Sale Offer” has the meaning assigned to that term in the Indenture governing the notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” has the meaning ascribed to it in the First Amendment, dated as of September 9, 2010, to Amended and Restated Credit Agreement, dated as of January 30, 2009, among Titan and Bank of America, N.A.

“Business Asset” means assets (except in connection with the acquisition of a Subsidiary in a Permitted Business that becomes a Guarantor) other than notes, bonds, obligations and securities that, in the good faith judgment of the Board of Directors, will immediately constitute, be a part of, or be used in, a Permitted Business.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars or currencies held by Titan or any of its Subsidiaries from time to time in the normal course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Titan and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of Titan;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the ultimate Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Titan, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of Titan are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the Indenture governing the notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) other non-cash charges from employee compensation expenses arising from the issuance of stock, options to purchase stock, deferrals and stock appreciation rights (excluding any such expenses which relate to options or rights which, at the option of the holder thereof, may be settled in cash); plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) non-cash items (other than any non-cash items that will require cash payments in the future or that relate to foreign currency translation) decreasing such Consolidated Net Income for such period other than items that were accrued in the normal course of business; minus

(6) non-cash items (other than any non-cash items that will require cash payments in the future or that relate to foreign currency translation) increasing such Consolidated Net Income for such period, other than the items that were accrued in the normal course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any non-cash goodwill impairment charges will be excluded;

(5) any non-cash charges relating to the underfunded portion of any pension plan will be excluded;

(6) any non-cash charges resulting from the application of SFAS No. 123 will be excluded; and

(7) one time cost and expenses directly related to the repurchase of Titan’s 8% Senior Unsecured Notes due 2012 will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries (less applicable reserves), after deducting therefrom (a) all current liabilities and (b) all goodwill and any other amounts classified as intangible assets in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Titan who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

Under a recent Delaware Chancery Court interpretation of a similar definition of “Continuing Directors,” a board of directors may approve, for purposes of such definition, a slate of shareholder-nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. It is unclear whether Titan’s Board of Directors, pursuant to Illinois law, is similarly capable of approving a slate of dissident director nominees while recommending and endorsing its own slate. If such an action is possible under Illinois law, the foregoing interpretation would permit Titan’s Board of Directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control” as described above under the caption “— Change of Control” that would trigger the holders’ right to require Titan to repurchase the holders’ notes as described above.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Amended and Restated Credit Agreement, dated as of January 30, 2009, among Titan and Bank of America, N.A. or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by Titan or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers’ certificate of Titan, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Titan to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Titan may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that Titan and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equipment” of any Person or business means all machinery and equipment of such Person or business, including all such Persons’ or businesses’ processing equipment, conveyors, machine tools and all engineering, processing and manufacturing equipment, office machinery, furniture, tools, attachments, accessories, molds, dies, stamps, and other machinery and equipment, but not including any motor vehicles or other titled assets.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an issuance or sale of Equity Interests (other than Disqualified Stock) of Titan.

“Exchange Notes” means the debt securities of Titan issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the outstanding notes, in compliance with the terms of the registration rights agreement.

“Existing Indebtedness” means the Indebtedness of Titan and its Restricted Subsidiaries (other than Indebtedness under our Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Titan.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt and fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Titan (other than Disqualified Stock) or to Titan or a Restricted Subsidiary of Titan, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the normal course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means the Subsidiaries that own any interest in the Collateral, which consist of:

•	Titan Wheel Corporation of Illinois, an Illinois Corporation;

•	Titan Tire Corporation, an Illinois Corporation;

•	Titan Tire Corporation of Freeport, an Illinois Corporation; and

•	Titan Tire Corporation of Bryan, an Ohio Corporation;

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables):

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the normal course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Titan or any Subsidiary of Titan sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Titan such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Titan, Titan will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Titan’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by Titan or any Subsidiary of Titan of a Person that holds an Investment in a third Person will be deemed to be an Investment by Titan or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means October 1, 2010, the first date on which any notes were issued pursuant to the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any easement, right of way or other encumbrance on title to real property, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means, collectively, the first priority lien deeds of trust, trust deeds and mortgages made by Titan and the Guarantors (to the extent each is a party thereto) in favor or for the benefit of the Collateral Trustee on behalf of and for the benefit of the holders of the notes substantially in the form attached to the Indenture (with such changes as may be customary to account for local law matters) and otherwise in form and substance satisfactory to the Collateral Trustee.

“Mortgage Closing Date” means 120 days after the Issue Date.

“Mortgaged Properties” means the real estate on and buildings in which our manufacturing facilities are located, in Des Moines, Iowa; Freeport, Illinois; Quincy, Illinois; and Bryan, Ohio.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds and the Fair Market Value of any notes receivable and common stock received by Titan or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Titan nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Titan or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Titan or any of its Restricted Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of Titan’s obligations under the Indenture and the notes, executed pursuant to the provisions of the Indenture.

“Note Obligations” means the Obligations under the notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Orderly Liquidation Value” means the greater of (a) the in place orderly liquidation value, as determined by the most recent appraisal prepared by or on behalf of Titan, or (b) the book value of such assets.

“Permitted Business” means (i) the business conducted by, or proposed to be conducted by, Titan and its Restricted Subsidiaries on the Issue Date and (ii) businesses that are reasonably similar, ancillary or related to, or a reasonable extension or expansion of, the business conducted by Titan and its Restricted Subsidiaries on the Issue Date.

“Permitted Investments” means:

(1) any Investment in Titan or in a Wholly-Owned Restricted Subsidiary of Titan; provided that if such Investment is in a Restricted Subsidiary that is not a Guarantor, such Investment shall not consist of a transfer or contribution of assets that are located on the Collateral on the Issue Date;

(2) any Investment in Cash Equivalents;

(3) any Investment by Titan or any Restricted Subsidiary of Titan in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Titan and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Titan or a Restricted Subsidiary of Titan that is a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Titan;

(6) any Investment made prior to the Issue Date;

(7) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the normal course of business of Titan or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(8) advances, loans or extensions of trade credit in the normal course of business by Titan or any of its Restricted Subsidiaries;

(9) Investments represented by Hedging Obligations not made for speculative purposes;

(10) loans or advances to officers and employees made in the normal course of business of Titan or any Restricted Subsidiary of Titan in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(11) repurchases of the notes;

(12) other Investments in a Permitted Business of any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed in the aggregate at any time outstanding 15.0% of Consolidated Net Tangible Assets, provided that any such Investment will not be deemed to be outstanding pursuant to this clause (12) if such Investment subsequently constitutes a Permitted Investment pursuant to clause (3) hereof; and

(13) other Investments in any Person, including any joint venture, having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding not to exceed $50.0 million, provided that any such Investment will not be deemed to be outstanding pursuant to this clause (13) if such Investment subsequently constitutes a Permitted Investment pursuant to clause (3) hereof.

“Permitted Liens” means:

(1) Liens on assets of Titan or any Guarantor (other than the Collateral) securing Indebtedness and other Obligations not to exceed the sum of (A) the Indebtedness permitted to be incurred under clause (1) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and (B) the amount of Indebtedness, not to exceed $125.0 million, that can be incurred on the date such Lien is created under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) Liens in favor of Titan or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Titan or any Subsidiary of Titan; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Titan or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Titan or any Subsidiary of Titan; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the normal course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets (other than the Collateral) acquired with or financed by such Indebtedness;

(7) With respect to (i) personal property, Liens existing on the date of the Indenture, and (ii) real properties, Permitted Encumbrances (as defined in the Mortgages);

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(10) easements, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing

Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) Liens on assets of Titan or any Subsidiary of Titan (other than Collateral) incurred in the normal course of business securing obligations that do not exceed $50.0 million at any one time outstanding;

(14) Liens on assets (other than the Collateral) securing Hedging Obligations entered into in the normal course of business; and

(15) Liens on any Equipment of Titan or any Guarantor.

“Permitted Refinancing Indebtedness” means any Indebtedness of Titan or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Titan or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by Titan or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Security Documents” means, collectively, the Indenture and the Mortgages.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to the maturity date of the notes; provided, however, that if the period from the redemption date to the maturity date of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means Titan Wheel Corporation of Virginia and any other Subsidiary of Titan that is designated by the Board of Directors of Titan as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “— Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Titan or any Restricted Subsidiary of Titan unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Titan or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Titan;

(3) is a Person with respect to which neither Titan nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Titan or any of its Restricted Subsidiaries, including, without limitation, through ownership of any interest in the Collateral.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

The Company has a $100 million revolving credit facility (“Credit Facility”) with agent Bank of America, N.A. The Credit Facility has a January 2014 termination date and is collateralized by a first priority security interest in certain of assets of Titan and assets of certain of its domestic subsidiaries, including their common stock.

The Credit Facility contains certain financial covenants, restrictions and other customary affirmative and negative covenants. The financial covenants in this agreement require that:

•	Collateral coverage be equal to or greater than 1.2 times the outstanding revolver balance.

•	If the 30-day average of the outstanding revolver balance exceeds $70 million, the fixed charge coverage ratio be equal to or greater than a 1.1 to 1.0 ratio.

Restrictions include:

•	Limits on payments of dividends and repurchases of the Company’s stock.

•	Restrictions on the Company’s ability to make additional borrowings, or to consolidate, merge or otherwise fundamentally change the ownership of the Company.

•	Limitations on investments, dispositions of assets and guarantees of indebtedness.

•	Other customary affirmative and negative covenants.

These covenants and restrictions could limit the Company’s ability to respond to market conditions, to provide for unanticipated capital investments, to raise additional debt or equity capital, to pay dividends or to take advantage of business opportunities, including future acquisitions. The failure by Titan to meet these covenants could result in the Company ultimately being in default on this Credit Facility. The Company is in compliance with the covenants and restrictions as of March 31, 2011. The collateral coverage was not applicable as there were no outstanding borrowings under the Credit Facility at March 31, 2011.

The fixed charge coverage ratio did not apply for the quarter ended March 31, 2011. During the first three months of 2011 and at March 31, 2011, there were no borrowings under the Credit Facility.

Convertible Senior Subordinated Notes Due 2017

On December 21, 2009, the Company closed its offering of $172.5 million principal amount of 5.625% Convertible Senior Subordinated Notes due 2017 (“Senior Subordinated Notes”), which included the exercise in full of the initial purchasers’ option to purchase $22.5 million principal amount of additional Senior Subordinated Notes to cover over-allotments. The Senior Subordinated Notes were offered and sold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended and to other investors pursuant to another applicable exemption from registration.

The Company received net proceeds from the offering of approximately $166 million after deducting initial purchasers’ discounts and estimated offering expenses. The Company intends to use the proceeds from the offering for general corporate purposes, including financing potential future acquisitions and repayment of existing debt obligations.

The Senior Subordinated Notes bear cash interest semiannually at an annual rate of 5.625%. Upon conversion, the Company will deliver a number of shares of its common stock as described in the indenture. The initial base conversion rate for the Senior Subordinated Notes is 93.0016 shares of the Company’s common stock per $1,000 principal amount of Senior Subordinated Notes, equivalent to an initial base conversion price of approximately $10.75 per share of its common stock. If the price of the Company’s common stock at the time of determination exceeds the base conversion price, the base conversion rate will be increased by an additional number of shares (up to 9.3002 shares of its common stock per $1,000 principal amount of Senior Subordinated Notes) as determined pursuant to a formula described in the indenture. The base conversion rate will be subject to adjustment in certain events. The initial base conversion price represents a premium of 37.5% relative to the December 15, 2009, closing sale price of the Company’s common stock.

The Company will have the right to redeem the Senior Subordinated Notes in whole or in part at a specified redemption price on or after January 20, 2014 if the closing sale price of its common stock exceeds 130% of the base conversion price then in effect for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice. The Senior Subordinated Notes are subordinated in right of payment to the notes.

BOOK ENTRY SETTLEMENT AND CLEARANCE

Global Notes

The exchange notes will be issued in the form of one or more registered notes in global form, without interest coupons (the “Global Notes”). Upon issuance, each of the Global Notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note).

Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below.

Exchanges Among the Global Notes

Beneficial interests in one Global Note may generally be exchanged for interests in another Global Note. Depending on the Global Note to which the transfer is being made, the Trustee may require the seller to provide certain written certifications in the form provided in the indenture. A beneficial interest in a Global Note that is transferred to a person who takes delivery through another Global Note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other Global Note.

Book-Entry Procedures for the Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the notes represented by that Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purposes, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the exchange notes represented by a Global Note will be made by the Trustee to DTC’s nominee as the registered holder of the Global Note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Certificated Notes

Notes in certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related exchange notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 120 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 120 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relevant to the exchange of your outstanding notes for exchange notes in the exchange offer and the ownership and disposition of exchange notes by an individual or entity who or that purchased notes in the offering for cash at original issue and holds the exchange notes as capital assets for purposes of the Internal Revenue Code. This summary does not purport to be a complete analysis of all potential tax considerations relating to the exchange or the exchange notes. The Code contains rules relating to securities held by special categories of holders, including financial institutions, certain insurance companies, broker-dealers, tax-exempt organizations, traders in securities that elect to mark-to-market, investors liable for the alternative minimum tax, investors that hold shares as part of a straddle or a hedging or conversion transaction, and investors whose functional currency is not the U.S. dollar. We do not discuss these rules and holders who are in special categories should consult their own tax advisors.

As used herein, “U.S. holders” are any beneficial owners of the notes, that are, for United States federal income tax purposes, (i) citizens or residents of the United States, (ii) corporations (or other entities treated as corporations for United States federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, or (iv) trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date may also be treated as U.S. holders. As used herein, “non-U.S. holders” are beneficial owners of the notes, other than partnerships, that are not U.S. holders. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of owning and disposing of the notes.

This summary is based on the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion set forth under the heading “Material United States Federal Income Tax Considerations,” to the extent it states matters of law or legal conclusions, and subject to the limitations and qualifications set forth herein, constitutes the opinion of special counsel, Bodman PLC, as to the material U.S. federal income tax considerations of the exchange described herein. Special counsel’s opinion is not binding upon the IRS or the courts, and thus there is no assurance that the IRS will not successfully assert a contrary position.

You should consult with your own tax advisor regarding the federal, state, local and foreign tax consequences of the ownership and disposition of the notes.

Internal Revenue Service Circular 230 Notice

To ensure compliance with Internal Revenue Service (“IRS”) Circular 230, holders of notes are hereby notified that: (A) any discussion of United States federal tax issues contained or referred to in this prospectus is not intended or written to be used, and cannot be used, by holders for the purpose of avoiding penalties that may be imposed on them under the Code; (B) such discussion is written in connection with the promotion or marketing of the transactions or matters addressed herein; and (C) holders should seek advice based on their particular circumstances from an independent tax advisor.

U.S. Holders

Exchange Offer.  As a U.S. holder, you will not recognize taxable gain or loss from exchanging outstanding notes for exchange notes in the exchange offer. The holding period of the exchange notes will include the holding period of the outstanding notes that are exchanged for the exchange notes. The adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the outstanding notes exchanged for the exchange notes immediately before the exchange.

Interest.  If you are a U.S. holder, the stated interest on the exchange notes generally will be taxable to you as ordinary income at the time that it is paid or accrued, in accordance with your method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Other Taxable Disposition of an Exchange Note.  As a U.S. holder, you will recognize gain or loss on the sale, retirement, redemption or other taxable disposition of an exchange note in an amount equal to the difference between (1) the amount of cash and the fair market value of other property received in exchange for the exchange note, other than amounts for accrued but unpaid stated interest, which will be taxable as ordinary income to the extent not previously included in income, and (2) your adjusted tax basis in the exchange note. Any gain or loss recognized will generally be capital gain or loss. The capital gain or loss will generally be long-term capital gain or loss if you have held the exchange note for more than one year. Otherwise, the capital gain or loss will be a short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

Liquidated Damages.  We intend to take the position that any liquidated damages payable on a failure to meet our registration obligations will be taxable to you as ordinary income when received or accrued in accordance with your method of accounting for U.S. federal income tax purposes. This position is based in part on our determination that, as of the date of issuance of the notes, the possibility that liquidated damages would have to be paid was a “remote” or “incidental” contingency within the meaning of applicable U.S. Treasury Regulations. Our determination that such possibility was a remote or incidental contingency is binding on you, unless you explicitly disclose that you are taking a different position to the IRS on your tax return for the year during which you acquire the note. The IRS, however, may take a different position, which could affect the timing and character of your income and our deduction with respect to payments of liquidated damages.

Optional Redemption.  We, at our option, are entitled to redeem all or a portion of the exchange notes. U.S. Treasury Regulations contain special rules for determining the yield to maturity and maturity date on a debt instrument in the event the debt instrument provides for a contingency that could result in the acceleration or deferral of one or more payments. We believe that under these rules the redemption provisions of the exchange notes should not affect the computation of the yield to maturity or maturity date of the exchange notes.

Backup Withholding and Information Reporting.  As a U.S. holder, you may be subject to information reporting and possible backup withholding. If applicable, backup withholding would apply to payments of interest on, or the proceeds of a sale, exchange, redemption, retirement, or other disposition of, an exchange note, unless you (1) are a corporation or come within other exempt categories and, when required, demonstrate this fact or (2) provide us or our agent with your taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with the backup withholding rules.

Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

Interest.  If you are a non-U.S. holder, interest paid to you on the exchange notes will not be subject to U.S. federal withholding tax if:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

•	you are not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us, directly or indirectly, through stock ownership;

•	you are not a bank that holds the exchange note on an extension of credit made under a loan agreement entered into in the ordinary course of your trade or business; and

•	either (1) you, as the beneficial owner of the exchange note, provide us or our agent with a statement, on U.S. Treasury Form W-8BEN or a suitable substitute form, signed under penalties of perjury that includes your name and address and certifies that you are not a U.S. person or (2) an exemption is otherwise established. If you hold your exchange notes through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable U.S. Treasury Regulations.

If these requirements are not met, you will be subject to U.S. withholding tax at a rate of 30% on interest payments on the exchange notes unless you provide us with a properly executed and updated (1) U.S. Treasury Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty or (2) U.S. Treasury Form W-8ECI (or successor form) stating that the interest paid on the exchange note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business.

In the event we are required to pay liquidated damages on the notes, as described above in “U.S. Holders — Liquidated Damages,” the tax treatment of such payment should be the same as other interest payments received by a Non-U.S. Holder. However, the IRS may treat such payments as other than interest, in which case they would be subject to U.S. withholding tax at a rate of 30%, unless the holder qualifies for a reduced rate of tax or an exemption under an applicable U.S. income tax treaty.

If you are engaged in a trade or business in the U.S. and interest on an exchange note is effectively connected with your conduct of that trade or business, you will be required to pay U.S. federal income tax on that interest on a net income basis (although payments to you will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a U.S. person as defined under the U.S. Internal Revenue Code.

If you are eligible for the benefit of a tax treaty, effectively connected income generally will be subject to U.S. federal income tax only if it is attributable to a “permanent establishment” in the U.S. In addition, if you are a foreign corporation, you may be required to pay a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable U.S. income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S., provided the required information is properly furnished to the IRS.

Sale, Exchange or Other Taxable Disposition of an Exchange Note.  As a non-U.S. holder, gain realized by you on the sale, exchange or redemption of an exchange note (except, in the case of redemptions, with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to U.S. federal withholding tax. However, gain will be subject to U.S. federal income tax if (1) the gain is effectively connected with your conduct of a trade or business in the U.S., (2) you are an individual who is present in the U.S. for a total of 183 days or more during the taxable year in which the gain is realized and other conditions are satisfied, or (3) you are subject to tax under U.S. tax laws that apply to certain U.S. expatriates. If you are described in clause (1) above, you generally will be required to pay U.S. federal income tax on the net gain derived from the sale. If you are a corporation, then you may be required to pay a branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty) on any such effectively connected gain. If you are described in clause (2) above, you will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If you are a holder described in clause (3) above, you should consult your tax advisor to determine the U.S. federal, state, local and other tax consequences that may be relevant to you.

Backup Withholding and Information Reporting.  The amount of any interest paid to, and the tax withheld with respect to, a non-U.S. holder, must generally be reported annually to the IRS and to such non-U.S. holder, regardless of whether any tax was actually withheld.

Payments on the exchange notes made by us or our paying agent to noncorporate non-U.S. holders may be subject to information reporting and possibly to backup withholding. Information reporting and backup withholding generally do not apply, however, to payments made by us or our paying agent on an exchange note if we (1) have received from you the U.S. Treasury Form W-8BEN or a suitable substitute form as described above under “Non-U.S. Holders — Interest,” or otherwise establish an exemption and (2) do not have actual knowledge or have reason to know that you are a U.S. holder.

Payment of proceeds from a sale of an exchange note to or through the U.S. office of a broker is subject to information reporting and backup withholding unless you certify as to your non-U.S. status or otherwise establish an exemption from information reporting and backup withholding and the broker does not have actual knowledge or have reason to know that you are a U.S. holder. Payment outside the U.S. of the proceeds of the sale of an exchange note to or through a foreign office of a “broker,” as defined in the applicable U.S. Treasury Regulations, should not be subject to information reporting or backup withholding. However, U.S. information reporting, but not backup withholding, generally will apply to a payment made outside the U.S. of the proceeds of a sale of an exchange note through an office outside the U.S. of a broker if the broker:

•	is a U.S. person;

•	is a foreign person who derives 50% or more of its gross income from the conduct of a U.S. trade or business;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its taxable year, one or more of its partners are U.S. persons, as defined in U.S. Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its taxable year, the foreign partnership is engaged in a U.S. trade or business.

However, information reporting will not apply if (1) you certify as to your non-U.S. status or the broker has documentary evidence in its records that you are a non-U.S. holder, and certain other conditions are met or (2) an exemption is otherwise established.

Any amounts withheld from a payment to you under the backup withholding rules of the U.S. Treasury Regulations will be allowed as a refund or credit against your U.S. federal income tax liability, provided that you follow the requisite procedures.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for outstanding notes where the broker-dealer acquired outstanding notes as a result of market-making activities or other trading activities. We have agreed that we will make available this prospectus, as amended or supplemented, to any broker-dealer for use in connection with resales for a period ending on the earlier of 180 days after the date on which the registration statement is declared effective and the date on which broker-dealers are no longer required to deliver a prospectus in connection with market making or other trading activities.

We are conducting the exchange offer to satisfy our obligations under the registration rights agreement entered into in connection with the private placement of the outstanding notes, and we will not receive any proceeds from the issuance of the exchange notes pursuant to the terms of the exchange offer, or from the subsequent sale of the exchange notes by any holder thereof. Broker-dealers may sell exchange notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes.

Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an underwriter within the meaning of the Securities Act. A profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers. We will also indemnify the holders of the outstanding notes, including any broker-dealers, against specified liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

Davis & Gilbert LLP, New York, New York, will pass upon certain legal matters under New York law for us regarding the exchange notes and the guarantees. In rendering its opinion, Davis & Gilbert LLP will rely on the opinion of Schmiedeskamp, Robertson, Neu & Mitchell LLP, Quincy, Illinois, as to all matters governed by the laws of the State of Illinois, and the opinion of Burkey, Burkey & Scher, Co., LPA, Warren, Ohio, as to all matters governed by the laws of the State of Ohio.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Appendix A

The Goodyear Tire & Rubber Company Latin America Farm Tire Business
Combined Financial Statements December 31, 2010, 2009 and 2008

The Goodyear Tire & Rubber Company

Latin America Farm Tire Business
Combined Financial Statements
December 31, 2010, 2009 and 2008

The Goodyear Tire & Rubber Company

Latin America Farm Tire Business
Combined Financial Statements
December 31, 2010, 2009 and 2008

Contents	Page(s)

Report of Independent Registered Public Accounting Firm	A-4
Combined Financial Statements
Combined Statements of Net Assets Sold	A-5
Combined Statements of Revenue, Cost of Goods Sold and Direct Operating Expenses	A-6
Notes to Combined Financial Statements	A-7-A-11

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of The Goodyear Tire & Rubber Company:

We have audited the accompanying Combined Statements of Net Assets Sold of The Goodyear Tire & Rubber Company’s Latin America Farm Tire Business (the “Business”) at December 31, 2010 and 2009, and the related accompanying Combined Statements of Revenue, Cost of Goods Sold and Direct Operating Expenses for each of the three years in the period ended December 31, 2010 (collectively, the “Combined Statements”). These Combined Statements are the responsibility of the Business’s management. Our responsibility is to express an opinion on these Combined Statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Combined Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the Combined Statements. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1 to the Combined Statements, the accompanying Combined Statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the Business’s combined financial position, results of operations or cash flows.

In our opinion, the Combined Statements referred to above present fairly, in all material respects, the Business’s Combined Net Assets Sold at December 31, 2010 and 2009, and Combined Revenue, Cost of Goods Sold and Direct Operating Expenses for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Also as discussed in Note 1 to the Combined Statements, the Business has significant transactions and relationships with affiliated entities. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would have resulted from transactions with wholly unrelated entities.

/s/  PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

Cleveland, Ohio
May 13, 2011

Combined Financial Statements

The Goodyear Tire & Rubber Company
Latin America Farm Tire Business
Combined Statements of Net Assets Sold

	December 31,
	2010	2009
	(In millions)

ASSETS
Current Assets:
Cash (Note 1)	$1.0	$—
Inventories (Note 2)	13.2	10.0
Asset tax credits and other current assets (Note 3)	0.9	1.4
Deferred income taxes (Note 7)	0.5	0.3

Total Current Assets	15.6	11.7
Property, Plant and Equipment (Note 4)	43.8	43.7
Other Assets	0.3	0.2

Total Assets	$59.7	$55.6

LIABILITIES
Current Liabilities:
Compensation and Benefits (Note 6)	$2.9	$1.6
Compensation and Benefits (Note 6)	5.1	3.9
Deferred Income Taxes (Note 7)	6.3	6.2

Total Liabilities	$14.3	$11.7

Net Assets Sold	$45.4	$43.9

The accompanying notes are an integral part of these combined financial statements.
Refer to Note 1 for the basis of presentation of these combined financial statements.

The Goodyear Tire & Rubber Company
Latin America Farm Tire Business

Combined Statements of Revenue,
Cost of Goods Sold and Direct Operating Expenses

	Twelve Months Ended December 31,
	2010	2009	2008
	(In millions)

Gross Revenue
Third Party	$138.9	$87.9	$143.3
Related Party (Note 1)	0.1	0.1	0.7

Total Gross Revenue	139.0	88.0	144.0
Less excise taxes	(26.9)	(16.4)	(26.6)

Net Revenue	112.1	71.6	117.4
Cost of Goods Sold
Third Party	90.8	57.5	90.2
Related Party (Note 1)	0.1	0.1	0.6

Total Cost of Goods Sold	90.9	57.6	90.8
Direct Operating Expenses	3.7	3.0	4.3

Excess of Revenues over Cost of Goods Sold and Direct Operating Expenses	$17.5	$11.0	$22.3

The accompanying notes are an integral part of these combined financial statements.
Refer to Note 1 for the basis of presentation of these combined financial statements.

The Goodyear Tire & Rubber Company
Latin America Farm Tire Business

Notes to Combined Financial Statements

NOTE 1.	ACCOUNTING POLICIES

Basis of Presentation

The accompanying combined financial statements have been prepared for the purpose of presenting the net assets sold as of December 31, 2010 and 2009, and the revenue, cost of goods sold and direct operating expenses for each of the three years in the period ended December 31, 2010, of the Latin American farm tire business (the “Business”) of The Goodyear Tire & Rubber Company (“Goodyear”). The Business was sold pursuant to a Purchase Agreement (the “Agreement”) between Goodyear and Titan Tire Corporation, a subsidiary of Titan International, Inc. (“Titan”). The accompanying Combined Statements of Net Assets Sold and of Revenue, Cost of Goods Sold and Direct Operating Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the Business’s combined financial position, results of operations or cash flows.

On December 13, 2010, Goodyear and Titan entered into an agreement for the sale of the Business to Titan (the “transaction”). To effect the transaction, Goodyear transferred certain assets and liabilities of the Business to a separate legal entity. Titan then acquired 100% of the equity of the new legal entity. The assets consist primarily of Goodyear’s inventories and certain property, plant and equipment at its manufacturing facility in Sao Paulo, Brazil. Certain cash balances and employee benefit obligations were also transferred to the new entity. In addition, Titan acquired certain intellectual property, and a license to manufacture and distribute Goodyear and Fulda-brand farm tires in North, Central and South America. Titan will also acquire farm tire inventories throughout Goodyear’s distribution network in South and Central America upon establishing its legal entities in those countries and obtaining the necessary licenses. The purchase price was $98.6 million in cash, subject to post-closing adjustments. The transaction closed on April 1, 2011.

The accompanying Combined Statements of Net Assets Sold and of Revenue, Cost of Goods Sold and Direct Operating Expenses have been derived from Goodyear’s historical accounting records, are prepared on the accrual basis of accounting, and are presented to include the historical operations applicable to the Business in accordance with the Agreement.

Full separate financial statements prepared in accordance with accounting principles generally accepted in the United States, including statements of cash flows, are not presented because the information necessary to prepare such statements is neither available readily nor practicable to obtain in these circumstances. The results set forth in the Combined Statements of Net Assets Sold and of Revenue, Cost of Goods Sold and Direct Operating Expenses could differ from those that would have resulted had the Business operated autonomously or as an independent entity. The historical operating results may not be indicative of the results of the Business after the acquisition by Titan.

The Business has significant transactions and relationships with Goodyear. These transactions include the purchase and sale of inventory and fixed assets and the funding of research and development activities. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would have resulted from transactions with wholly unrelated entities. The Business obtained a significant amount of its natural and synthetic rubber requirements from Goodyear at cost, which amounted to approximately 29%, 25% and 35% of its raw material costs during 2010, 2009 and 2008, respectively. These costs are subject to volatility in market prices. These raw materials could be obtained from alternative suppliers. All significant intercompany accounts and transactions within the Business have been eliminated in the preparation of the Combined Statements of Net Assets Sold and of Revenue, Cost of Goods Sold and Direct Operating Expenses. In addition, gross revenues from related parties include sales by the Business to Goodyear’s Europe, Middle East and Africa farm tire business totaling $0.1 million, $0.1 million and $0.5 million in 2010, 2009 and 2008, respectively. This business is expected to be sold by Goodyear to Titan, as discussed below.

The Goodyear Tire & Rubber Company
Latin America Farm Tire Business

Notes to Combined Financial Statements — (Continued)

Cost of goods sold includes the actual and allocated manufacturing cost of the products. Allocated employee benefit costs were determined based upon direct manufacturing costs, which Goodyear believes is a reasonable basis of allocation.

Direct operating expenses include selling, distribution, administrative, advertising and other related operating costs that were entirely related to the Business. Interest, income taxes and Goodyear corporate expenses related to selling, administrative and general services or infrastructure or other types of support services provided by Goodyear have not been included within direct operating expenses. These costs historically were not allocated separately by Goodyear to the Business. It was not considered to be practicable to isolate, or reasonably allocate, these costs to the Business, as it would not produce allocations that would be indicative of the Business’s historical performance.

A statement of cash flows is not presented, as the Business did not maintain a separate cash balance. All cash flow activities were funded by Goodyear and consisted primarily of amounts for payroll, capital expenditures, material purchases and other operational cost requirements of the Business. These cash flows historically were not allocated separately by Goodyear to the Business. In addition, cash collections from customers historically were not allocated separately to the Business. It was not considered to be practicable to isolate, or reasonably allocate, these cash flows to the Business, as it would not produce allocations that would be indicative of the Business’s historical performance.

Under the terms of the Agreement, Goodyear was required to transfer funds to Titan equivalent to the accrued balance as of the date of closing of recoverable asset tax credits, wages payable and certain other payroll-related accounts at the Sao Paulo facility. Goodyear and Titan agreed that the cash transfer at closing would be that amount less R$1,413,865.64. Goodyear chose to effect this funding at closing by transferring cash to the new legal entity in Brazil. Cash balances reported on the Combined Statements of Net Assets Sold represent the amount of cash that would have been contributed to the new legal entity by Goodyear had the closing occurred on December 31, 2010 or 2009, utilizing the same formula, and amounted to $1.0 million and $0.0 million, respectively, at those dates.

Related Transactions

Pursuant to the Agreement, Goodyear and Titan have entered into several supply agreements. Under the terms of the supply agreements, Titan will produce certain non-farm tires in Brazil for Goodyear for a period of three years, with automatic annual extensions of one year if not cancelled with required notice. These product lines were previously produced by Goodyear at the Sao Paulo facility. Titan will sell the non-farm tires to Goodyear at a negotiated transfer price. Cost of goods sold attributed to the non-farm product lines as operated by Goodyear were $193.9 million, $144.1 million and $208.2 million in 2010, 2009 and 2008, respectively. Such amounts are not reported in the Combined Statements of Revenue, Cost of Goods Sold and Direct Operating Expenses.

Pursuant to other arrangements, Goodyear will lease floorspace in the Sao Paulo facility to manufacture aviation tires. In addition, Goodyear expects to produce certain farm tires in Colombia for Titan for a period of two years, with automatic annual extensions of one year if not cancelled with required notice. Goodyear will sell the tires to Titan at a negotiated transfer price. Goodyear will also continue to distribute farm tires in markets outside of Brazil pending Titan’s establishment of legal entities in those markets and obtaining the necessary licenses. Goodyear and Titan also entered into a Put Option under which Titan has the obligation to acquire Goodyear’s farm tire business in Europe, the Middle East and Africa if certain conditions are met.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes to financial statements. Actual results could differ from those estimates.

The Goodyear Tire & Rubber Company
Latin America Farm Tire Business

Notes to Combined Financial Statements — (Continued)

Revenue Recognition

Revenues are recognized when finished products are shipped to unaffiliated customers, both title and the risks and rewards of ownership are transferred or services have been rendered and accepted, and collectibility is reasonably assured. A provision for customer incentives, discounts, sales returns and allowances is recorded at the time of sale.

Cost of Goods Sold

Cost of goods sold includes the actual and allocated manufacturing cost of the products.

Shipping and Handling Fees and Costs

Expenses for transportation of products to customers are recorded as a component of cost of goods sold.

Research and Development Costs

Research and development costs include, among other things, materials, equipment, compensation and contract services. These costs are expensed as incurred and included as a component of cost of goods sold. Research and development costs in 2010 and 2009 were not significant. Research and development costs were $0.3 million in 2008.

Warranty

The Business offers warranties on the sale of certain of its products and services and records an accrual for estimated future claims at the time revenue is recognized. Tire replacement under most of the warranties offered is on a prorated basis. Costs totaling $1.7 million, $2.0 million and $3.0 million were recorded in 2010, 2009 and 2008, respectively. Warranty expenses are based on past claims experience, sales history and other considerations. Costs for future warranty claims and related accruals associated with products sold by Goodyear prior to the closing of the transaction have been retained by Goodyear and the related obligations have been excluded from the Combined Statements of Net Assets Sold.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the average cost method. Costs include direct material, direct labor and applicable manufacturing and engineering overhead. Fixed manufacturing overheads are allocated based on normal production capacity and abnormal manufacturing costs are recognized as period costs. A provision for excess and obsolete inventory is determined based on management’s review of inventories on hand compared to estimated future usage and sales.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method. Additions and improvements that substantially extend the useful life of property, plant and equipment are capitalized. Repair and maintenance costs are expensed as incurred. Property, plant and equipment are depreciated to their estimated residual values over their estimated useful lives, and reviewed for impairment whenever events or circumstances warrant such a review.

Foreign Currency Translation

The financial statements are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted average exchange rate for each period for revenues, costs and expenses. There

The Goodyear Tire & Rubber Company
Latin America Farm Tire Business

Notes to Combined Financial Statements — (Continued)

were no transaction gains or losses in 2010, 2009 or 2008. The Combined Statement of Net Assets Sold does not present owners’ equity and accordingly, translation adjustments are not reported.

NOTE 2.	INVENTORIES

	2010	2009
	(In millions)

Raw materials	$8.2	$5.1
Work in process	1.0	1.1
Finished products	4.0	3.8

	$13.2	$10.0

Inventories are reported net of provisions for excess quantities and for obsolescence.

NOTE 3.	OTHER CURRENT ASSETS

Asset tax credits relate primarily to future tax credits associated with taxes paid on imports into Brazil and locally purchased fixed assets.

NOTE 4.	PROPERTY, PLANT AND EQUIPMENT

	2010	2009
	(In millions)

Land and improvements	$3.3	$3.0
Buildings and improvements	15.7	12.1
Machinery and equipment	73.4	68.2
Construction work in progress	1.8	4.7

	94.2	88.0
Accumulated depreciation	(54.1)	(47.3)

	40.1	40.7
Spare parts	3.7	3.0

	$43.8	$43.7

The range of useful lives of property used in arriving at the annual amount of depreciation provided are as follows: buildings and improvements, 8 to 40 years; machinery and equipment, 5 to 30 years. Depreciation expense allocated to farm tire production and included in cost of goods sold totaled $1.7 million, $1.7 million and $2.0 million in 2010, 2009 and 2008, respectively.

NOTE 5.	LEASED ASSETS

The Business leases various assets for use at the Sao Paulo facility, including transportation and information technology equipment. Substantially all of the leases are cancellable without significant penalty. Rent expense was $0.9 million, $0.7 million and $0.6 million in 2010, 2009 and 2008, respectively.

NOTE 6.	COMPENSATION AND BENEFITS

In Brazil, employees of the Business participated in various employee benefit plans sponsored by Goodyear, including pension, other post-retirement and savings plans. The Combined Statements of Revenue, Cost of Goods Sold and Direct Operating Expenses reflect those plans on a multi-employer basis. The pension and other

The Goodyear Tire & Rubber Company
Latin America Farm Tire Business

Notes to Combined Financial Statements — (Continued)

postretirement benefits liabilities on the Combined Statements of Net Assets Sold represent the funded status of the obligation assumed by Titan associated with the employees being transferred to Titan, and equal the projected benefit obligation of $5.9 million and $4.2 million less plan assets of $0.8 million and $0.5 million, at December 31, 2010 and 2009, respectively. Significant assumptions include discount rates ranging from 10.5% to 10.75% at December 31, 2010 and 11.5% at December 31, 2009. The costs of these plans related to the Business were allocated by Goodyear to the Business based upon direct manufacturing costs, which Goodyear believes is a reasonable basis of allocation. These costs are reflected in cost of goods sold of the Business. These costs totaled $1.6 million, $1.5 million and $1.7 million in 2010, 2009 and 2008, respectively.

NOTE 7.	DEFERRED INCOME TAXES

Deferred income taxes have been provided for temporary differences between amounts of assets and (liabilities) for financial reporting purposes and such amounts as measured by applicable tax laws. Temporary differences giving rise to deferred tax assets and (liabilities) at December 31 follow:

	2010	2009
	(In millions)

Compensation and benefits	$0.8	$0.3
Other	0.2	0.1

Total deferred tax assets	1.0	0.4
Property basis differences	(6.8)	(6.3)

Total net deferred tax liabilities	$(5.8)	$(5.9)

NOTE 8.	CONCENTRATIONS OF CREDIT RISK

One customer generated 21.3%, 16.7% and 18.6% of revenue in 2010, 2009 and 2008, respectively. In addition, another customer generated 10.7% of revenue in 2010.

Appendix B

The Goodyear Tire & Rubber Company Latin America Farm Tire Business
Combined Financial Statements March 31, 2011 (Unaudited)

The Goodyear Tire & Rubber Company
Latin America Farm Tire Business

Combined Financial Statements
March 31, 2011
(Unaudited)

The Goodyear Tire & Rubber Company
Latin America Farm Tire Business

Combined Financial Statements
March 31, 2011
(Unaudited)

Contents	Page(s)

Combined Financial Statements
Combined Statements of Net Assets Sold	B-4
Combined Statements of Revenue, Cost of Goods Sold and Direct Operating Expenses	B-5
Notes to Combined Financial Statements	B-6-B-8

The Goodyear Tire & Rubber Company
Latin America Farm Tire Business

Combined Statements of Net Assets Sold

	March 31,	December 31,
	2011	2010
	(In millions)
	(Unaudited)

ASSETS
Current Assets:
Cash (Note 1)	$1.2	$1.0
Inventories (Note 2)	13.4	13.2
Advances to employees (Note 3)	0.7	—
Asset tax credits and other current assets (Note 3)	0.6	0.9
Deferred income taxes (Note 6)	0.4	0.5

Total Current Assets	16.3	15.6
Property, Plant and Equipment (Note 4)	43.6	43.8
Other Assets	0.3	0.3

Total Assets	$60.2	$59.7

LIABILITIES
Current Liabilities:
Compensation and Benefits (Note 5)	$3.6	$2.9
Compensation and Benefits (Note 5)	5.4	5.1
Deferred Income Taxes (Note 6)	6.8	6.3

Total Liabilities	$15.8	$14.3

Net Assets Sold	$44.4	$45.4

The accompanying notes are an integral part of these combined financial statements.
Refer to Note 1 for the basis of presentation of these combined financial statements.

The Goodyear Tire & Rubber Company
Latin America Farm Tire Business

Combined Statements of Revenue, Cost of Goods Sold and Direct Operating Expenses

	Three Months Ended
	March 31,
	2011	2010
	(In millions)
	(Unaudited)

Gross Revenue	$35.7	$33.4
Less excise taxes	(7.3)	(6.7)

Net Revenue	28.4	26.7
Cost of Goods Sold	24.6	20.3
Direct Operating Expenses	1.2	0.7

Excess of Revenues over Cost of Goods Sold and Direct Operating Expenses	$2.6	$5.7

The accompanying notes are an integral part of these combined financial statements.
Refer to Note 1 for the basis of presentation of these combined financial statements.

The Goodyear Tire & Rubber Company
Latin America Farm Tire Business

Notes to Combined Financial Statements
(Unaudited)

NOTE 1.	ACCOUNTING POLICIES

Basis of Presentation

The accompanying combined financial statements have been prepared for the purpose of presenting the net assets sold as of March 31, 2011 and December 31, 2010, and the revenue, cost of goods sold and direct operating expenses for each of the three months in the periods ended March 31, 2011 and 2010, of the Latin American farm tire business (the “Business”) of The Goodyear Tire & Rubber Company (“Goodyear”). The Business was sold pursuant to a Purchase Agreement (the “Agreement”) between Goodyear and Titan Tire Corporation, a subsidiary of Titan International, Inc. (“Titan”). The accompanying Combined Statements of Net Assets Sold and of Revenue, Cost of Goods Sold and Direct Operating Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the Business’s combined financial position, results of operations or cash flows.

On December 13, 2010, Goodyear and Titan entered into an agreement for the sale of the Business to Titan (the “transaction”). To effect the transaction, Goodyear transferred certain assets and liabilities of the Business to a separate legal entity. Titan then acquired 100% of the equity of the new legal entity. The assets consist primarily of Goodyear’s inventories and certain property, plant and equipment at its manufacturing facility in Sao Paulo, Brazil. Certain cash balances and employee benefit obligations were also transferred to the new entity. In addition, Titan acquired certain intellectual property, and a license to manufacture and distribute Goodyear and Fulda-brand farm tires in North, Central and South America. Titan will also acquire farm tire inventories throughout Goodyear’s distribution network in South and Central America upon establishing its legal entities in those countries and obtaining the necessary licenses. The purchase price was $98.6 million in cash, subject to post-closing adjustments. The transaction closed on April 1, 2011.

The accompanying Combined Statements of Net Assets Sold and of Revenue, Cost of Goods Sold and Direct Operating Expenses have been derived from Goodyear’s historical accounting records, are prepared on the accrual basis of accounting, and are presented to include the historical operations applicable to the Business in accordance with the Agreement. In the opinion of management, the statements contain all adjustments (including normal recurring adjustments) necessary to present fairly the net assets sold and revenue, cost of goods sold and direct operating expenses for the periods presented. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These interim combined financial statements should be read in conjunction with the combined financial statements and related notes thereto for the year ended December 31, 2010.

Full separate financial statements prepared in accordance with accounting principles generally accepted in the United States, including statements of cash flows, are not presented because the information necessary to prepare such statements is neither available readily nor practicable to obtain in these circumstances. The results set forth in the Combined Statements of Net Assets Sold and of Revenue, Cost of Goods Sold and Direct Operating Expenses could differ from those that would have resulted had the Business operated autonomously or as an independent entity. The historical operating results may not be indicative of the results of the Business after the acquisition by Titan.

The Business has significant transactions and relationships with Goodyear. These transactions include the purchase and sale of inventory and fixed assets and the funding of research and development activities. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would have resulted from transactions with wholly unrelated entities. All significant intercompany accounts and transactions within the Business have been eliminated in the preparation of the Combined Statements of Net Assets Sold and of Revenue, Cost of Goods Sold and Direct Operating Expenses.

The Goodyear Tire & Rubber Company
Latin America Farm Tire Business

Notes to Combined Financial Statements — (Continued)

Cost of goods sold includes the actual and allocated manufacturing cost of the products. Allocated employee benefit costs were determined based upon direct manufacturing costs, which Goodyear believes is a reasonable basis of allocation.

Direct operating expenses include selling, distribution, administrative, advertising and other related operating costs that were entirely related to the Business. Interest, income taxes and Goodyear corporate expenses related to selling, administrative and general services or infrastructure or other types of support services provided by Goodyear have not been included within direct operating expenses. These costs historically were not allocated separately by Goodyear to the Business. It was not considered to be practicable to isolate, or reasonably allocate, these costs to the Business, as it would not produce allocations that would be indicative of the Business’s historical performance.

A statement of cash flows is not presented, as the Business did not maintain a separate cash balance. All cash flow activities were funded by Goodyear and consisted primarily of amounts for payroll, capital expenditures, material purchases and other operational cost requirements of the Business. These cash flows historically were not allocated separately by Goodyear to the Business. In addition, cash collections from customers historically were not allocated separately to the Business. It was not considered to be practicable to isolate, or reasonably allocate, these cash flows to the Business, as it would not produce allocations that would be indicative of the Business’s historical performance.

Under the terms of the Agreement, Goodyear was required to transfer funds to Titan equivalent to the accrued balance as of the date of closing of recoverable asset tax credits, wages payable and certain other payroll-related accounts at the Sao Paulo facility. Goodyear and Titan agreed that the cash transfer at closing would be that amount less R$1,413,865.64. Goodyear chose to effect this funding at closing by transferring cash to the new legal entity in Brazil. Cash balances reported on the Combined Statements of Net Assets Sold represent the amount of cash that would have been contributed to the new legal entity by Goodyear had the closing occurred on March 31, 2011 or December 31, 2010, utilizing the same formula, and amounted to $1.2 million and $1.0 million, respectively, at those dates.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes to financial statements. Actual results could differ from those estimates.

NOTE 2.	INVENTORIES

	March 31,	December 31,
	2011	2010
	(In millions)

Raw materials	$8.7	$8.2
Work in process	1.1	1.0
Finished products	3.6	4.0

	$13.4	$13.2

Inventories are reported net of provisions for excess quantities and for obsolescence.

NOTE 3.	OTHER CURRENT ASSETS

Advances to employees relate primarily to salaries. Asset tax credits relate primarily to future tax credits associated with taxes paid on imports into Brazil and locally purchased fixed assets.

The Goodyear Tire & Rubber Company
Latin America Farm Tire Business

Notes to Combined Financial Statements — (Continued)

NOTE 4.	PROPERTY, PLANT AND EQUIPMENT

	March 31,	December 31,
	2011	2010
	(In millions)

Land and improvements	$3.8	$3.3
Buildings and improvements	16.0	15.7
Machinery and equipment	75.5	73.4
Construction work in progress	1.0	1.8

	96.3	94.2
Accumulated depreciation	(56.4)	(54.1)

	39.9	40.1
Spare parts	3.7	3.7

	$43.6	$43.8

Depreciation expense allocated to farm tire production and included in cost of goods sold totaled $0.6 million and $0.4 million in the three months ended March 31, 2011 and 2010, respectively.

NOTE 5.	COMPENSATION AND BENEFITS

In Brazil, employees of the Business participated in various employee benefit plans sponsored by Goodyear, including pension, other post-retirement and savings plans. The Combined Statements of Revenue, Cost of Goods Sold and Direct Operating Expenses reflect those plans on a multi-employer basis. The pension and other postretirement benefits liabilities on the Combined Statements of Net Assets Sold represent the funded status of the obligation assumed by Titan associated with the employees being transferred to Titan, and equal the projected benefit obligation of $6.2 million and $5.9 million less plan assets of $1.0 million and $0.8 million, at March 31, 2011 and December 31, 2010, respectively. Significant assumptions include discount rates ranging from 10.75% to 11.0% at March 31, 2011 and 10.5% to 10.75% at December 31, 2010. The costs of these plans related to the Business were allocated by Goodyear to the Business based upon direct manufacturing costs, which Goodyear believes is a reasonable basis of allocation. These costs are reflected in cost of goods sold of the Business. These costs totaled $0.5 million and $0.3 million in the three months ended March 31, 2011 and 2010, respectively.

NOTE 6.	DEFERRED INCOME TAXES

Deferred income taxes have been provided for temporary differences between amounts of assets and (liabilities) for financial reporting purposes and such amounts as measured by applicable tax laws. Temporary differences giving rise to deferred tax assets and (liabilities) follow:

	March 31,	December 31,
	2011	2010
	(In millions)

Compensation and benefits	$0.4	$0.8
Other	0.1	0.2

Total deferred tax assets	0.5	1.0
Property basis differences	(6.9)	(6.8)

Total net deferred tax liabilities	$(6.4)	$(5.8)

Appendix C

Titan International, Inc. Unaudited Pro Forma Consolidated Condensed Financial Information

TITAN INTERNATIONAL, INC.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION

The following Titan International, Inc. (Titan or the Company) unaudited pro forma consolidated condensed balance sheet as of March 31, 2011, and unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 2010, and the three months ended March 31, 2011, give effect to the acquisition of The Goodyear Tire & Rubber Company’s Latin American farm tire business. The Company closed on the transaction on April 1, 2011. The transaction included Goodyear’s Sao Paulo, Brazil manufacturing plant, property, equipment and inventories and a licensing agreement that will allow Titan to sell Goodyear-brand farm tires in Latin America and North America. The pro forma consolidated condensed balance sheet is presented as if the transaction had occurred on March 31, 2011, and the pro forma consolidated condensed statements of operations are presented as if the transaction had occurred on January 1, 2010.

The pro forma balance sheet and the pro forma statements of operations were derived by adjusting the historical financial statements of the Company. The adjustments are based on currently available information and, therefore, the actual adjustments may differ from the pro forma adjustments. The Company is accounting for the acquisition of Goodyear’s Latin American farm tire business in accordance with Accounting Standards Codification 805 — Business Combinations. The Company is currently in the process of determining the fair value of the assets and liabilities acquired in the transaction. The pro forma balance sheet and the pro forma statements of operations were derived using the preliminary fair value of the assets and liabilities acquired in the transaction. These fair values are subject to change as the Company completes the fair value determination process.

The pro forma statements of operations have also been derived from The Goodyear Tire & Rubber Company’s (seller) Latin America Farm Tire Business historical accounting records and are presented on a carve-out basis to include the historical operations applicable to the Sao Paulo, Brazil manufacturing facility. The historical combined statements of revenue, cost of goods sold, and direct operating expenses vary from an income statement in that they do not show certain expenses that were incurred in connection with the seller’s ownership of the acquired assets, including interest, corporate expenses, and income taxes. The seller had never segregated such operating cost information related to the Latin America Farm Tire Business for financial reporting purposes and, therefore, any pro forma allocation would not be a reliable estimate of what these costs would actually have been had the Goodyear Latin America Farm Tire Business been operated as a stand alone entity.

The pro forma consolidated condensed financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto included in the Titan International, Inc. 2010 Annual Report on Form 10-K and the March 31, 2011, Quarterly Report on Form 10-Q.

The pro forma information is presented for illustrative purposes only and may not be indicative of the results that would have been obtained had the acquisition of assets actually occurred on the dates assumed nor is it necessarily indicative of Titan International, Inc.’s future consolidated results of operations or financial position.

TITAN INTERNATIONAL, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
MARCH 31, 2011

	Historical	Pro Forma			Pro Forma
	Titan	Adjustments			Titan
	(Amounts in thousands)

ASSETS
Current assets
Cash and cash equivalents	$230,048	$(98,638)	(b	)
		1,200	(a	)	$132,610
Accounts receivable	139,025	0			139,025
Inventories	133,679	13,953	(a	)	147,632
Deferred income taxes	12,791	400	(a	)	13,191
Prepaid and other current assets	18,031	5,164	(a	)	23,195

Total current assets	533,574	(77,921)			455,653
Property, plant and equipment, net	242,064	103,871	(a	)	345,935
Other assets	49,332	38,955	(a	)	88,287

Total assets	$824,970	$64,905			$889,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$45,186	$167	(c	)	$45,353
Other current liabilities	65,547	19,968	(a	)	85,515

Total current liabilities	110,733	20,135			130,868
Long-term debt	312,881	0			312,881
Deferred income taxes	9,385	6,800	(a	)	16,185
Other long-term liabilities	41,114	38,137	(a	)	79,251

Total liabilities	474,113	65,072			539,185

Stockholders’ equity
Common stock	37	0			37
Additional paid-in capital	375,746	0			375,746
Retained earnings	12,782	(167)	(c	)	12,615
Treasury stock	(19,033)	0			(19,033)
Treasury stock reserved for deferred compensation	(1,233)	0			(1,233)
Accumulated other comprehensive loss	(17,442)	0			(17,442)

Total stockholders’ equity	350,857	(167)			350,690

Total liabilities and stockholders’ equity	$824,970	$64,905			$889,875

TITAN INTERNATIONAL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
YEAR ENDED DECEMBER 31, 2010

		Goodyear
		Latin
		America
	Historical	Farm Tire	Pro Forma			Pro Forma
	Titan	Business	Adjustments			Titan
	(Amounts in thousands, except earnings per share data)

Net sales	$881,591	$112,000	$0			$993,591
Cost of sales	767,662	90,800	553	(d	)

			3,911	(e	)
			(16,368)	(f	)	846,558

Gross profit	113,929	21,200	11,904			147,033
Selling, general & administrative expenses	57,565	3,700	(703)	(g	)	60,562
Research and development expenses	6,317	0	0			6,317
Royalty	9,263	0	2,240	(h	)	11,503

Income from operations	40,784	17,500	10,367			68,651
Interest expense	(26,667)	0	0			(26,667)
Loss on note repurchase	(14,573)	0	0			(14,573)
Other income (loss)	1,105	0	(191)	(i	)

			4,252	(j	)	5,166

Income before income taxes	649	17,500	14,428			32,577
Provision for income taxes	291	0	12,452	(k	)	12,743

Net income	$358	$17,500	$1,976			$19,834

Earnings per common share:
Basic	$.01					$.57
Diluted	.01					.50
Average common shares outstanding:
Basic	34,896					34,895
Diluted(l)	35,391					52,156

TITAN INTERNATIONAL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2011

		Goodyear
		Latin
		America
	Historical	Farm Tire	Pro Forma			Pro Forma
	Titan	Business	Adjustments			Titan
	(Amounts in thousands, except earnings per share data)

Net sales	$280,829	$28,400	$0			$309,229
Cost of sales	224,557	24,600	972	(e	)

			(4,092)	(f	)	246,037

Gross profit	56,272	3,800	3,120			63,192
Selling, general & administrative expenses	25,293	1,200	(416)	(g	)	26,077
Research and development expenses	1,183	0	0			1,183
Royalty	2,917	0	568	(h	)	3,485

Income from operations	26,879	2,600	2,968			32,447
Interest expense	(6,280)	0	0			(6,280)
Noncash convertible debt conversion charge	(16,135)	0	0			(16,135)
Other income (loss)	193	0	(59)	(i	)

			966	(j	)	1,100

Income before income taxes	4,657	2,600	3,875			11,132
Provision for income taxes	7,693	0	2,396	(k	)	10,089

Net income (loss)	$(3,036)	$2,600	$1,479			$1,043

Earnings (loss) per common share:
Basic	$(.07)					$.03
Diluted	(.07)					.03
Average common shares outstanding:
Basic	40,511					40,511
Diluted	40,511					40,839

TITAN INTERNATIONAL, INC.

NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
UNAUDITED

(a)	To record the Goodyear Latin American farm tire business transaction based on the Company’s initial allocation of the purchase price of $98.6 million. Allocation to assets include cash of $1.2 million; inventories of $14.0 million; deferred income taxes of $0.4 million; prepaid and other current assets of $5.2 million; plant, property and equipment of $103.9 million; and other assets of $39.0 million. The other current asset amount consist of $2.9 million for prepaid North American royalty; $1.0 million for prepaid Latin American royalty; and $1.3 million for assets at the Sao Paulo, Brazil facility. The other asset amount consists of $27.5 million for prepaid North American royalty; $11.2 million for prepaid Latin American royalty; and $0.3 million for assets at the Sao Paulo, Brazil facility. Liabilities recorded in the transaction include $20.0 million of other current liabilities; $6.8 million of deferred income taxes; and $38.1 million of other long-term liabilities. The other current liability amount consists of $16.4 million for supply agreement liability and $3.6 million for liabilities at the Sao Paulo, Brazil facility. The other long-term liability amount consists of $32.7 million for supply agreement liability and $5.4 million for liabilities at the Sao Paulo, Brazil facility. All assets and liabilities have been stated at their preliminary fair value. The Company is currently in the process of completing the fair value determination process. The final fair value allocation by the Company may differ from the allocation reflected herein.

(b)	To record cash used to fund the acquisition of the Goodyear Latin American farm tire purchase.

(c)	To record a liability for post acquisition transaction costs.

(d)	To record the sales of inventory costs which were grossed up to fair value at the acquisition date.

(e)	To record the additional depreciation the Company would have recorded on the Latin American farm tire property, plant and equipment if the Company had acquired these assets on January 1, 2010. The difference is the result of fair value adjustments recorded as of the acquisition date.

(f)	To record the amortization of the supply agreement liability. These supply agreements were a part of the Goodyear Latin American farm tire business transaction.

(g)	To remove direct and incremental transaction costs related to the Goodyear Latin American farm tire business acquisition which were included in the Company’s historical financial results.

(h)	To record 2% trademark and technology royalty on certain tire sales pursuant to the related purchase agreement.

(i)	To record the reduction of interest income on the Company’s cash balance. The Company had an average interest income rate of 0.194% for 2010 and 0.238% for the first quarter of 2011.

(j)	To record the amortization of the discount on the prepaid royalty. For the year ended December 31, 2010, $3.1 million of this amortization was from the North American prepaid royalty and $1.2 million was from the Latin American prepaid royalty. For the three months ended March 31, 2011, $0.7 million of this amortization was from the North American prepaid royalty and $0.3 million was from the Latin American prepaid royalty.

(k)	To record the pro forma income tax expense at 39% for the year ended December 31, 2010, and 37% for the three months ended March 31, 2011.

(l)	As a result of the increased pro forma income amount, convertible notes which were not dilutive in the historical Titan results were dilutive in the pro forma Titan results. This accounts for the difference in the number of diluted shares outstanding.